EXHIBIT 99.1

              AUDITED FINANCIAL STATEMENTS FOR THE FOLLOWING FOUNDING
               COMPANIES THROUGH THE ACQUISITION DATE (AUGUST 1, 1997):

                    COMVESTRIX CORP.
                    COMPUTER OUTPUT SYSTEMS, INC.
                    DIRECT MAIL SERVICES, INC.
                    ELECTRONIC IMAGING SERVICES, INC.
                    IMAGE PRINTING SYSTEMS, INC.
                    LIRPACO INC.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders of

                  Comvestrix Corp.:


We have audited the accompanying balance sheets of Comvestrix Corp. (a Delaware corporation) as of December 31, 1995, and 1996 and August 1, 1997, and the related statements of income, stockholders' equity, and cash flows for the years ended December 31, 1994, 1995, and 1996 and the seven months ended August 1, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Comvestrix Corp. as of December 31, 1995, and 1996 and August 1, 1997 and the results of its operations and its cash flows for the years ended December 31, 1994, 1995, 1996 and the seven months ended August 1, 1997 in conformity with generally accepted accounting principles.



                                                  ARTHUR ANDERSEN LLP

Roseland, New Jersey
February 25, 1998


                                COMVESTRIX CORP.

                                 BALANCE SHEETS

              AS OF DECEMBER 31, 1995 AND 1996 AND AUGUST 1, 1997

                                    ASSETS                                          1995               1996               1997
                                                                                --------------    ----------------    --------------

CURRENT ASSETS:
   Cash and cash equivalents                                                       $150,832            $106,610            $107,647

   Accounts receivable, net of allowance for doubtful accounts of
     $103,548, $111,724 and $86,673 in 1995, 1996 and 1997, respectively          3,258,311           4,135,168           4,699,738
   Postage receivable                                                               130,448             832,303             138,754
   Due from Vestcom                                                                       -             527,056             672,821
   Supplies inventory                                                               401,375             417,869             376,327

   Prepaid postage                                                                  920,937             885,123             886,845
   Prepaid expenses and other current assets                                        235,920             126,761             462,970
                                                                                 --------------    -------------       -------------
                Total current assets                                              5,097,823           7,030,890           7,345,102

PROPERTY AND EQUIPMENT, net of accumulated depreciation
   and amortization                                                               4,061,339           4,385,047          10,935,659

OTHER ASSETS                                                                        132,875             105,750             199,412
                                                                                 ----------         ------------        ------------
                Total assets                                                     $9,292,037         $11,521,687         $18,480,173
                                                                                ==============    ================    ==============
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

  Short-term borrowings                                                         $ 1,000,000         $ 1,900,000         $ 1,500,000
  Current portion of long-term debt                                                 626,315             785,472             982,111
  Current portion of capital lease obligations                                      255,657                --             1,276,540
  Accounts payable and accrued expenses                                           1,752,836           2,461,042           3,286,487
  Advanced postage                                                                  397,182             888,809           1,199,325
  Other current liabilities                                                         150,345             135,810             105,283
                                                                                    -------           ---------           ----------
     Total current liabilities                                                    4,182,335           6,171,133           8,349,746

LONG-TERM DEBT                                                                    1,017,380             682,611             313,695

CAPITAL LEASE OBLIGATIONS                                                               --               --               5,495,133

DEFERRED LEASE EXPENSES                                                             324,176             380,297            533,243

DEFERRED INCOME TAXES                                                                35,000               3,157             93,702
                                                                                  ---------             -------          -----------

     Total liabilities                                                            5,558,891           7,237,198          14,785,519
                                                                                  ---------           ----------         ----------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Common stock, $.00125 par value; 6,500,000 shares authorized;
    5,900,000 and 6,000,000 shares issued; 3,634,000
    shares outstanding in 1995, and 3,734,000 in 1996
    and 1997, respectively                                                          7,375                7,500               7,500
  Additional paid-in capital                                                       232,988              355,863             355,863
  Subscriptions receivable                                                          (4,500)            (106,297)            (91,295)
  Retained earnings                                                              4,935,663            5,465,803           4,860,966

Less-Treasury stock 2,266,000 shares at cost                                    (1,438,380)          (1,438,380)         (1,438,380)
                                                                                -----------          -----------         -----------
          Total stockholders' equity                                             3,733,146            4,284,489           3,694,654
                                                                                 ---------           -----------         -----------

          Total liabilities and stockhodlers' equity                            $9,292,037          $11,521,687         $18,480,173
                                                                                 =========           ==========          ==========



 The accompanying notes to financial statements are an integral part of these balance sheets.



                                          COMVESTRIX CORP.


                                        STATEMENTS OF INCOME

                        FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                              AND THE SEVEN MONTHS ENDED AUGUST 1, 1997




                                                                        December 31                            August 1,
                                                   ------------------------------------------------------
                                                        1994               1995                1996               1997
                                                   ----------------   ----------------    ---------------    ---------------

REVENUES                                              $16,605,558       $19,298,468         $21,446,745        $14,602,784

COST OF REVENUES                                        9,902,000        10,610,825          12,329,784          7,901,864
                                                   ----------------   ----------------    ---------------    ---------------

                Gross profit                            6,703,558         8,687,643           9,116,961          6,700,920

SELLING, GENERAL AND
   ADMINISTRATIVE EXPENSES                              6,423,696         7,052,765           7,282,491          4,677,958
                                                   ----------------   ----------------    ---------------    ---------------

                Income from operations                    279,862         1,634,878           1,834,470          2,022,962
                                                   ----------------   ----------------    ---------------    ---------------

OTHER INCOME (EXPENSE):
   Interest expense                                       (44,025)          (58,515)           (140,804)          (397,842)
   Interest and other income                                3,626            44,890              63,051             27,172
   Contract settlement income                                   -           475,250                   -                  -
                                                   ----------------   ----------------    ---------------    ---------------

                                                          (40,399)          461,625             (77,753)          (370,670)
                                                   ----------------   ----------------    ---------------    ---------------

                Income before provision
                  (benefit) for income taxes              239,463         2,096,503           1,756,717          1,652,292

PROVISION (BENEFIT) FOR INCOME
   TAXES                                                 (122,000)           79,277               9,298             41,307
                                                   ----------------   ----------------    ---------------    ---------------

                Net income                               $361,463        $2,017,226          $1,747,419         $1,610,985
                                                   ================   ================    ===============    ===============


 The accompanying notes to financial statements are an integral part of these statements.


                                COMVESTRIX CORP.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                    AND THE SEVEN MONTHS ENDED AUGUST 1, 1997



                                                                                                                            Total
                                                                    Additional Subscrip-                                    Stock-
                                                    Common Stock    Paid-in    tions      Retained    Treasury    Stock     holders'
                                                   Shares  Amount   Capital   Receivable  Earnings    Shares     Amount     Equity
                                                   ------  ------  -------   ----------   --------   --------   -------     -------

BALANCE AT JANUARY 1, 1994                        590,000  $7,375   $232,988  ($39,610) $3,865,219   197,600 $(1,200,000)$2,865,972

   Purchase of treasury stock                         -        -         -       -           -        29,000    (238,380)  (238,380)
   Collection of subscriptions receivable             -        -         -      30,430       -          -          -         30,430
   Net income                                         -        -         -       -         361,463      -          -        361,463
                                                  -------  ------  ---------  --------- -----------  -------  ---------- ----------

BALANCE AT DECEMBER 31, 1994                      590,000   7,375    232,988    (9,180)  4,226,682   226,600 (1,438,380)  3,019,485

   Recapitalization of common stock             5,310,000      -         -        -           -     2,039,400      -           -
   Collection of subscriptions receivable            -         -         -       4,680        -         -          -          4,680
   Net income                                        -         -         -        -      2,017,226     -          -       2,017,226
   Distributions to stockholders                     -         -         -        -     (1,308,245)    -          -      (1,308,245)
                                               ----------  -------  ---------  -------- ----------- ---------  --------- ----------

BALANCE AT DECEMBER 31, 1995                    5,900,000    7,375   232,988    (4,500)  4,935,663 2,266,000 (1,438,380)  3,733,146
   Issuance of common stock                       100,000      125   122,875  (123,000)       -         -          -           -
   Collection of subscriptions receivable            -          -       -       21,203        -         -          -         21,203
   Net income                                        -          -       -         -      1,747,419     -          -       1,747,419
   Distributions to stockholders                     -          -       -         -     (1,217,279)    -          -      (1,217,279)
                                                ----------   ------  ------- ---------  ----------  --------- --------- -----------

BALANCE AT DECEMBER 31, 1996                     6,000,000   7,500   355,863 (106,297)   5,465,803 2,266,000 (1,438,380)  4,284,489

   Collection of subscriptions receivable            -          -       -      15,002          -        -          -         15,002
   Net income                                        -          -       -         -      1,610,985     -          -       1,610,985
   Distributions to stockholders                     -          -       -         -     (2,215,822)    -          -      (2,215,822)
                                                 ---------   ------ -------- --------   ----------- --------  ---------- ----------

BALANCE AT AUGUST 1, 1997                        6,000,000   $7,500 $355,863 ($91,295)  $4,860,966 2,266,000 $(1,438,380)$3,694,654
                                                ==========   ====== ========  ========  ========== ========= ===========  ==========


 The accompanying notes to financial statements are an integral part of these statements.


                                COMVESTRIX CORP.


                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                       AND THE PERIOD ENDED AUGUST 1, 1997

                                                                            December 31                          August 1,
                                                         --------------------------------------------------
                                                             1994              1995              1996               1997
                                                         -------------    ---------------    --------------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                               $361,463        $2,017,226         $1,747,419        $1,610,985
   Adjustments to reconcile net income to net cash
     provided by operating activities-
       Depreciation and amortization                         898,606         1,004,901          1,143,391         1,196,387
       Provision for doubtful accounts                         6,352            10,523              8,176                 -
       Deferred income tax provision                               -            35,000            (31,843)           90,545
       (Gain) loss on sale of property                             -                 -             (2,598)            4,266
       Changes in operating assets (increase)
         decrease in-
           Accounts receivable                              (271,441)         (198,524)          (885,033)         (564,570)
           Postage receivable                                (92,560)           53,599           (701,855)          693,549
           Supplies inventory                                (20,575)         (157,406)           (16,494)           41,542
           Prepaid postage                                  (104,396)         (601,788)            35,814            (1,722)
         Prepaid expenses and other assets                  (107,372)          (78,664)           136,284          (429,871)
       Changes in operating liabilities increase
         (decrease) in-
           Accounts payable and accrued expenses             937,583           (97,085)           708,206           825,445
           Advanced postage                                  252,917          (279,438)           491,627           310,516
           Other current liabilities                        (121,954)           17,818            (14,535)          (30,527)
           Deferred charges                                  225,041            99,135             56,121           152,946
                                                         -------------    ---------------    --------------    ---------------

                Net cash provided by operating
                  activities                               1,963,664         1,825,297          2,674,680         3,899,491
                                                         -------------    ---------------    --------------    ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of property and equipment                    (928,338)       (1,983,186)        (1,473,761)         (458,045)
   Proceeds from sale of equipment                                 -                 -              9,260             2,700
                                                         -------------    ---------------    --------------    ---------------

                Net cash used in investing activities       (928,338)       (1,983,186)        (1,464,501)         (455,345)
                                                         -------------    ---------------    --------------    ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net short-term borrowings                                (225,000)          500,000            900,000           400,000
   Proceeds from long-term borrowings                        355,000         1,524,000            507,000         1,500,000
   Principal payments on long-term debt and
     capital leases obligations                             (909,888)         (528,077)          (938,269)       (2,996,524)
   Due from Vestcom                                                -                 -           (527,056)         (145,765)
   Collection of subscriptions receivable                     30,430             4,680             21,203            15,002
   Repurchase of common stock                               (238,380)                -                  -                 -
   Distributions to stockholders                                   -        (1,308,245)        (1,217,279)       (2,215,822)
                                                         -------------    ---------------    --------------    ---------------

                Net cash provided by (used in)
                  financing activities                      (987,838)          192,358         (1,254,401)       (3,443,109)
                                                         -------------    ---------------    --------------    ---------------

NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                                           47,488            34,469            (44,222)            1,037

CASH AND CASH EQUIVALENTS, beginning
   of year                                                    68,875           116,363            150,832           106,610
                                                         -------------    ---------------    --------------    ---------------

CASH AND CASH EQUIVALENTS, end of year                      $116,363          $150,832           $106,610          $107,647
                                                         =============    ===============    ==============    ===============




                                                                            December 31                          August 1,
                                                         --------------------------------------------------
                                                             1994              1995              1996               1997
                                                         -------------    ---------------    --------------    ---------------

SUPPLEMENTAL DISCLOSURE OF CASH
   FLOW INFORMATION:
     Cash paid during the year for-
       Interest                                              $44,025           $49,858           $137,399         $397,344
       State income tax                                           50            28,332             42,712             --
                                                         =============    ===============    =============        ==========

SUPPLEMENTAL DISCLOSURE OF
   NONCASH INVESTING AND
   FINANCING ACTIVITIES:
     Capital lease obligations incurred                         $  -              $  -               $  -        $6,943,939
     Issuance of common stock evidenced by
       subscriptions receivable                                    -                 -            123,000                 -
                                                         =============    ===============    ==============    ===============

The accompanying notes to financial statements are an integral part of these statements.


                                COMVESTRIX CORP.


                          NOTES TO FINANCIAL STATEMENTS



(1)  NATURE OF BUSINESS:

     Comvestrix Corp. (the "Company") is a Delaware corporation. The Company's primary businesses are (i) the production and distribution of documents on paper, microfiche, microfilm and compact disc, (ii) computer center document outsourcing services, (iii) mailing services and (iv) forms management.

     In February 1997, the Company and its stockholders entered into a definitive agreement with Vestcom International, Inc. ("Vestcom"), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Vestcom's common stock (the "Acquisition") concurrent with the consummation of the initial public offering (the "Offering") of the common stock of Vestcom.

(2)  SUMMARY OF SIGNIFICANT
     ACCOUNTING POLICIES:

       Use of Estimates-

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

       Revenue Recognition-

          Revenues are recognized when the services are rendered. Revenues are presented net of postage charges in the income statement as customers advance the Company cash to be used to purchase postage for related projects.

       Cash and Cash Equivalents-

          Cash and cash equivalents include money market accounts and all highly liquid debt instruments purchased with original maturities of three months or less.

       Supplies Inventory-

          Supplies inventory consists of paper, toner, developer and other disposable chemicals, film and micrographic chemicals, and packaging materials. Supplies are valued at cost, which approximates market, with cost determined using the first-in-first-out method.

       Property and Equipment-

          Property and equipment are recorded at cost. Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the shorter of the estimated useful lives of the assets or the terms of the related leases.

          Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

       Income Taxes-

          The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay Federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual Federal income taxes on their respective shares of the Company's taxable income. Accordingly, no provision for Federal corporate income taxes has been made in the accompanying financial statements.

          The Company was subject to state corporate income tax for 1994, but elected S corporation status for 1995 state income tax purposes. The Company's state taxable income is included in each stockholder's individual state income tax return. The Company is liable for a limited state income tax.

          Deferred state income tax results from the Company filing its tax returns on the cash basis and its financial statements on the accrual basis, as well as the use of different methods of depreciation for financial statement and income tax reporting purposes.

       Long-Lived Assets-

          Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the assets is compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value was necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

       Concentration of Credit Risk-

          Financial instruments that potentially expose the Company to concentration of credit risk, as defined by SFAS No. 105, consist primarily of trade accounts receivable. The Company's customers are concentrated in the United States, primarily in the financial, pharmaceutical and telecommunication industries. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information.

(3)  PROPERTY AND EQUIPMENT:

          Property and equipment consist of the following at December 31, 1995, 1996 and August 1, 1997:


                                                                                                              Estimated
                                                                                                             Useful Lives
                                                        1995              1996               1997              (Years)
                                                    --------------    --------------    ----------------   -----------------

         Software                                      $570,979           $662,059           $679,007            3 -5
         Machinery and equipment                      8,218,062          9,126,941         16,592,499           5 - 7
         Furniture and fixtures                         955,085          1,095,725          1,113,107             10
         Leasehold improvements                         499,195            955,904            965,922           8 - 10
         Construction in progress                       223,219                  -                  -
                                                    --------------    --------------    ----------------

                                                     10,446,540         11,840,629         19,350,535
         Less- Accumulated depreciation and
           amortization                              (6,405,201)        (7,455,582)        (8,414,876)
                                                    --------------    --------------    ----------------

         Property and equipment, net                 $4,061,339         $4,385,047        $10,935,659
                                                    ==============    ==============    ================

     Leased equipment under capital leases (included above) consists of the following at December 31, 1995, 1996 and August 1, 1997:

                                                                                   December 31               August 1,
                                                                             -------------------------
                                                                                 1995          1996            1997
                                                                             -------------    --------    ----------------

         Equipment                                                              $642,902       $  -           $7,306,430
         Less- Accumulated amortization                                         (183,686)         -             (476,755)
                                                                             -------------    --------    ----------------

                                                                                $459,216       $  -           $6,829,675
                                                                             =============    ========    ================


     The equipment held under capital lease in 1995 was purchased by the Company during 1996.

     Depreciation and amortization expense on property and equipment charged to operations for the years ended December 31, 1994, 1995, 1996 and the seven months ended August 1, 1997 was $898,606, $1,004,901 and $1,143,391 and
     $1,196,387, respectively.

(4)  ACCOUNTS PAYABLE
     AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consists of the following at December 31, 1995 and 1996 and August 1, 1997:


                                                                                December 31                   August 1,
                                                                     -----------------------------------
                                                                          1995               1996                1997
                                                                     ---------------    ----------------    ---------------

         Accounts payable                                                 $444,939          $1,292,925          $1,713,415
         Accrued salary and bonuses                                        726,239             794,143             678,000
         Accrued production, rent and maintenance                          360,588             199,349             816,542
         Other accruals                                                    221,070             174,625              78,530
                                                                     ---------------    ----------------    ---------------

                                                                        $1,752,836          $2,461,042          $3,286,487
                                                                     ===============    ================    ===============

(5)  SHORT-TERM BORROWINGS:

     The Company has a revolving line of credit with a bank, that provides for borrowings of up to $300,000 for equipment purchases, which is secured by the specific equipment, and an additional $2,250,000 for working capital requirements, which is secured by accounts receivable. Borrowings under the line of credit bear interest at the bank's prevailing prime rate (8-1/2% at August 1, 1997). The unused line was $1,050,000 at August 1, 1997. The line expired on August 7, 1997 at which time the outstanding balance was paid off.

(6)  LONG-TERM DEBT:

     Long-term debt consists of the following at December 31, 1995 and 1996 and August 1, 1997:


                                                                               1995              1996              1997
                                                                           --------------    --------------    --------------

         Equipment loan payable to a financial institution, bearing interest at the prime rate (8-1/2% at August 1, 1997) plus 1/2%, not to exceed 8-1/2%.  Principal is payable in monthly
           installments of $9,861 beginning November 1, 1994;
           collateralized by specific equipment.  Final payment is due in October 1997.
                                                                              $226,806          $108,472         $39,444
         Equipment loan payable to a financial institution, bearing interest at the prime rate (8-1/2% at August 1, 1996), not to exceed 12%.  Principal is payable in monthly installments of
           $6,500 beginning April 1, 1995; collateralized by specific equipment.  Final payment is due February 7, 1998.
                                                                               175,500            97,500           52,000
         Various equipment loans payable to a financial institution bearing interest from 7-3/4% to 8-1/4%.  Principal amounts are payable in aggregate monthly installments of $49,916
           maturing July 1998 through November 1999.
                                                                             1,241,389         1,262,111         1,204,362
                                                                           -----------       -----------       -----------

                                                                             1,643,695         1,468,083         1,295,806
         Less- Current maturities                                             (626,315)         (785,472)         (982,111)
                                                                           ------------      ------------      ------------

                                                                            $1,017,380          $682,611          $313,695
                                                                          ============       ===========       ============



     At August 1, 1997 the aggregate amounts of annual principal maturities of long-term obligations are as follows:


         August 1-
           1998                                                                                         $982,111
           1999                                                                                          281,473
           2000                                                                                           32,222
                                                                                                    ---------------

                         Total                                                                        $1,295,806
                                                                                                    ===============

     The Company's debt agreements require the maintenance of certain ratios related to working capital, debt compared to equity, and retained earnings. The Company was in compliance with all such ratios as of August 1, 1997.

(7)    SUBSCRIPTIONS RECEIVABLE
       FROM STOCKHOLDERS:

          Subscriptions receivable from stockholders at December 31, 1995 were evidenced by a 9% promissory note which matured in December 1996. Subscriptions receivable from stockholders at December 31, 1996 were evidenced by 6% promissory notes from various stockholders. These notes were subsequently paid off in August 1997.

(8)    INCOME TAXES:

          During 1994, the Company utilized a $178,000 state net operating loss carryforward. Accordingly, the 1994 current state tax provision has been reduced by approximately $16,000 which reflects the tax benefit of such net operating loss carryforward.

          In 1994, the deferred state tax provision has been reduced by the effect of the tax rate differential between C corporation status and S corporation status for state income tax purposes (see Note 2).

          Deferred state taxes primarily relate to property. No valuation allowance has been recorded as the Company believes it will realize all such assets in future years.

(9)    STOCKHOLDERS' EQUITY:

          Effective December 31, 1995, the Company recapitalized its common stock in a 10-for-1 stock split. Accordingly, authorized, issued, outstanding and treasury shares were increased for 1995 in a ratio of 10-to-1 from 1994. Also, the par value of common stock was decreased for 1995 in a ratio of 10-to-1 from 1994.

          During 1996, the Company issued and sold 100,000 shares of stock to five long-term employees of the Company. The consideration for the stock consisted of promissory notes (see Note 7).

(10)   COMMITMENTS AND CONTINGENCIES:

         Operating Leases-

          The Company leases office premises, warehouse space and a portion of its machinery and equipment under operating leases expiring at varying dates through 2001. Its offices are leased from an entity that is 50% owned by the Company's president ("related party lease") (see Note
          11).

          At August 1, 1997 the minimum annual rental commitment of the Company, including the required funding of a capital improvements escrow account, under existing agreements (including related party lease) is as follows:


              1998                                              $712,283
              1999                                               701,096
              2000                                               697,675
              2001                                               594,196
                                                              -----------

                           Total minimum payments             $2,705,250
                                                              ===========

          Rent expense (including lease escalations) charged to operations for the years ended December 31, 1994, 1995, 1996 and the seven months ended August 1, 1997 was $2,282,794, $2,234,340, $2,236,280 and
          $515,151, respectively.

         Litigation-

          The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

(11)   RELATED PARTY TRANSACTIONS:

          The Company leases certain office space from an entity that is 50% owned by its president. This lease requires the Company to make payments into an escrow account to be used for specific improvements to the premises. Such amounts are included in other assets in the accompanying financial statements. The minimum future annual rental payments to related parties are as follows:


            August 1:

            1998                                                $472,309
            1999                                                 505,254
            2000                                                 514,485
            2001                                                 446,966
                                                                 -------

                                                              $1,939,014
                                                               ===========


          Related party rent expense for the years ended December 31, 1994, 1995, 1996 and the seven months ended August 1, 1997 was $661,635, $363,472, $628,083 and $325,754, respectively.

          On September 19, 1996, the Company loaned Vestcom $120,036 as part of Vestcom's initial capitalization. Additionally, the Company loaned Vestcom $399,996 in December 1996 and $22,078 in June 1997. The loans bear interest at a rate equal to the fluctuating interest rate announced by a certain bank as its prime rate (8-1/2% at August 1, 1997) and are due and payable on the Offering Date. The Company has unreimbursed advances to Vestcom of $130,711 for working capital needs which are included in Due from Vestcom in the accompanying balance sheet.

(12)   EMPLOYEE BENEFIT PLAN:

          The Company maintains a 401(k) deferred compensation plan. The plan provides for the Company to make a discretionary matching contribution determined as a percentage of employees' contributions. Contributions to this plan for the years ended December 31, 1994, 1995, 1996 and the seven months ended August 1, 1997 were $39,641, $43,477, $61,465 and $42,626, respectively.

(13)   SUBSEQUENT EVENTS:

     On July 30, 1997, Vestcom announced the initial public offering of 3,850,000 shares of its common stock at a price of $13.00 per share. Vestcom's underwriters exercised in full an option to purchase an additional 577,500 shares of the Vestcom's Common Stock at $13.00 per share to cover over allotments of the initial public offering. The initial public offering was consummated on August 4, 1997. Concurrently with the Offering, Vestcom acquired all of the outstanding shares of the Company. Accordingly, the accompanying financial statements of the Company do not include a balance sheet as of December 31, 1997 and reflect the Company's operations and cash flows up until the date of acquisition by Vesctom (August 1, 1997). See the Vestcom financial statements included elsewhere herein.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To the Stockholders of

                  Computer Output Systems, Inc.:


We have audited the accompanying balance sheets of Computer Output Systems, Inc. (a Connecticut Corporation) as of December 31, 1995 and 1996 and August 1, 1997, and the related statements of income, stockholders' equity, and cash flows for the years ended December 31, 1994, 1995 and 1996, and the seven months ended August 1, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Computer Output Systems, Inc. as of December 31, 1995 and 1996 and August 1, 1997 and the results of its operations and its cash flows for the years ended December 31, 1994, 1995 and 1996, and the seven months ended August 1, 1997 in conformity with generally accepted accounting principles.


                                                  ARTHUR ANDERSEN LLP


Roseland, New Jersey
February 25, 1998


                                         COMPUTER OUTPUT SYSTEMS, INC.

                                                BALANCE SHEETS

                                 DECEMBER 31, 1995 AND 1996 AND AUGUST 1, 1997


                                                                                December 31,                August 1,
                                                                      ---------------------------------
                               ASSETS                                      1995              1996                1997
                                                                      ---------------    --------------     ---------------

CURRENT ASSETS:
   Cash and cash equivalents                                               $95,468       $           -           $106,754
   Accounts receivable, net of allowance for doubtful
     accounts of $5,000 in 1996 and 1997, respectively                     721,721            964,035           1,222,789
   Supplies inventory                                                       35,191            176,211             179,101
   Prepaid postage                                                          90,757            139,458             160,253
   Prepaid expenses and other current assets                                 9,019             25,642              25,273
                                                                      ---------------    --------------     ---------------

                Total current assets                                       952,156          1,305,346           1,694,170

PROPERTY AND EQUIPMENT, net of accumulated
     depreciation and amortization                                         459,723            472,003             634,576

OTHER ASSETS                                                                23,906             36,240              37,559
                                                                      ---------------    --------------     ---------------

                Total assets                                            $1,435,785         $1,813,589          $2,366,305
                                                                      ===============    ==============     ===============

                LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current portion of long-term debt                                       $60,000           $150,000            $250,000
   Current portion of capital lease obligations                            108,235             94,584             117,941
   Accounts payable                                                        354,215            566,064             585,219
   Accrued expenses                                                         63,870             88,720             208,807
   Advanced postage                                                        273,710            249,605             223,640
   Distributions payable to shareholders                                      -                  -                534,000
                                                                      ---------------    --------------     ---------------

                Total current liabilities                                  860,030          1,148,973           1,919,607

LONG-TERM DEBT                                                             207,358                  -                   -

CAPITAL LEASE OBLIGATIONS                                                  227,249            130,072             213,453
                                                                      ---------------    --------------     ---------------

                Total liabilities                                        1,294,637          1,279,045           2,133,060
                                                                      ---------------    --------------     ---------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Common stock, $.10 par value; 10,000 shares
     authorized, 100 shares issued and outstanding                              10                 10                  10
   Additional paid-in capital                                              732,470            732,470             732,470
   Retained earnings                                                      (591,332)          (197,936)           (499,235)
                                                                      ---------------    --------------     ---------------

                Total stockholders' equity                                 141,148            534,544             233,245
                                                                      ---------------    --------------     ---------------

                Total liabilities and stockholders' equity              $1,435,785         $1,813,589          $2,366,305
                                                                      ===============    ==============     ===============

The accompanying notes to financial statements are an integral part of these balance sheets.



                                         COMPUTER OUTPUT SYSTEMS, INC.


                                             STATEMENTS OF INCOME

                             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                   AND THE SEVEN MONTHS ENDED AUGUST 1, 1997




                                                                          December 31                           August 1,
                                                       ---------------------------------------------------
                                                           1994              1995               1996              1997
                                                       --------------    --------------    ---------------   ----------------

REVENUES                                                  $2,192,400       $3,542,048        $4,854,633         $4,238,866

COST OF REVENUES                                           1,459,472        2,446,078         3,131,997          2,747,232
                                                       --------------    --------------    ---------------   ----------------

                Gross profit                                 732,928        1,095,970         1,722,636          1,491,634

SELLING, GENERAL AND
   ADMINISTRATIVE EXPENSES                                   681,638          979,211         1,195,057            780,508
                                                       --------------    --------------    ---------------   ----------------

                Income from operations                        51,290          116,759           527,579            711,126
                                                       --------------    --------------    ---------------   ----------------

OTHER EXPENSE:
   Interest expense                                           34,883           49,482            38,794             29,818
   Other expense                                              15,540                -                 -                  -
                                                       --------------    --------------    ---------------   ----------------

                                                              50,423           49,482            38,794             29,818
                                                       --------------    --------------    ---------------   ----------------

                Income before provision for
                  income taxes                                   867           67,277           488,785            681,308
                                                       --------------    --------------    ---------------   ----------------

PROVISION FOR INCOME TAXES                                       250            7,365            51,353             55,207
                                                       --------------    --------------    ---------------   ----------------

                Net income                                      $617          $59,912          $437,432           $626,101
                                                       ==============    ==============    ===============   ================



 The accompanying notes to financial statements are an integral part of these statements.



                                         COMPUTER OUTPUT SYSTEMS, INC.


                                      STATEMENTS OF STOCKHOLDERS' EQUITY

                             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                   AND THE SEVEN MONTHS ENDED AUGUST 1, 1997




                                                                       Additional                               Total
                                             Common Stock                Paid-in           Retained         Stockholders'
                                      ---------------------------
                                        Shares         Amount            Capital           Earnings             Equity
                                      -----------    ------------    ----------------    --------------    -----------------

BALANCE AT JANUARY 1, 1994 (Note 1)       100             $10            $732,470           ($635,719)          $96,761

   Net income                               -               -                   -                 617               617
                                      -----------                      ------------      --------------     --------------
                                                       --------

BALANCE AT DECEMBER 31, 1994
                                          100              10             732,470            (635,102)           97,378

   Net income                               -               -                   -              59,912            59,912
   Distributions to
     stockholders                           -               -                   -             (16,142)          (16,142)
                                      -----------      --------        ------------      --------------     --------------

BALANCE AT DECEMBER 31, 1995
                                          100              10             732,470            (591,332)          141,148

   Net income                               -               -                   -             437,432           437,432
   Distributions to
     stockholders                           -               -                   -             (44,036)          (44,036)
                                      -----------      --------        ------------      --------------     --------------

BALANCE AT DECEMBER 31, 1996
                                          100              10             732,470            (197,936)          534,544
                                      -----------      --------        ------------      --------------     --------------

   Net income                               -               -                   -             626,101           626,101
   Distributions to
     stockholders                           -               -                   -            (927,400)         (927,400)
                                      -----------      --------        ------------      --------------     --------------

BALANCE AT AUGUST
   1, 1997                                100             $10            $732,470           ($499,235)         $233,245
                                      ===========      ========        ============      ==============     ==============



 The accompanying notes to financial statements are an integral part of these statements.



                                         COMPUTER OUTPUT SYSTEMS, INC.


                                           STATEMENTS OF CASH FLOWS

                             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                   AND THE SEVEN MONTHS ENDED AUGUST 1, 1997



                                                                              December 31                       August 1,
                                                             ----------------------------------------------
                                                                 1994            1995             1996             1997
                                                             -------------    ------------    -------------    -------------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                       $617          $59,912        $437,783        $626,101
   Adjustments to reconcile net income to net cash
     provided by (used in) operating activities-
       Depreciation and amortization                              86,342          105,145         132,812          89,497
       Provision for doubtful accounts                             5,000           14,373               -               -
       Loss on the abandonment of leasehold
         improvements                                              9,358                -               -               -
       Changes in operating assets (increase)
         decrease in-
           Accounts receivable                                  (105,123)        (333,798)       (242,314)       (258,754)
           Supplies inventory                                    (27,350)          (7,841)       (141,020)         (2,890)
           Prepaid postage                                       (34,549)         (49,588)        (48,701)        (20,795)
           Prepaid expenses and other assets                         740           (9,075)        (28,956)           (951)
       Changes in operating liabilities increase
         (decrease) in-
           Accounts payable                                      (23,017)         153,470         211,849         593,103
           Accrued expenses                                       12,345           38,851          24,850          97,866
           Advanced postage                                      (66,212)         166,245         (24,105)        (25,964)
                                                             -------------    ------------    -------------    -------------

                Net cash provided by (used in)
                  operating activities                          (141,849)         137,694         322,198       1,097,213
                                                             -------------    ------------    -------------    -------------

CASH FLOWS FROM INVESTING ACTIVITIES --
   Acquisition of property and equipment                         (59,220)         (33,927)       (145,444)        (90,475)
                                                             -------------    ------------    -------------    -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net short-term borrowings                                           -          200,000         (50,000)        100,000
   Principal payments on capital lease obligations               (63,555)         (99,040)       (110,828)        (72,584)
   Proceeds from loans from affiliated company                   430,029                -               -               -
   Repayment of loans from affiliated company                   (185,080)         (73,442)        (67,358)              -
   Proceeds from (payments on) stockholder loans                  30,000          (30,000)              -               -
   Distributions to stockholders                                       -          (16,142)        (44,036)       (927,400)
                                                             -------------    ------------    -------------    -------------

                Net cash provided by (used in)
                  financing activities                           211,394          (18,624)       (272,222)       (899,984)
                                                             -------------    ------------    -------------    -------------

                Net (decrease) increase in cash and
                  cash equivalents                                10,325           85,143         (95,468)        106,754

CASH AND CASH EQUIVALENTS, beginning
   of year                                                             -           10,325          95,468               -
                                                             -------------    ------------    -------------    -------------

CASH AND CASH EQUIVALENTS, end of year                           $10,325          $95,468     $                  $106,754
                                                                                                        -
                                                             =============    ============    =============    =============

The accompanying notes to financial statements are an integral part of these statements


                                                                              December 31                       August 1,
                                                             ----------------------------------------------
                                                                 1994            1995             1996             1997
                                                             -------------    ------------    -------------    -------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION:
     Cash paid during the year for-
       Interest                                                  $38,871          $44,797         $38,329         $30,066
       State income tax                                              250              250          19,004          50,946
                                                             =============    ============    =============    =============

SUPPLEMENTAL DISCLOSURE OF NONCASH
   INVESTING ACTIVITIES:
       Capital lease obligations incurred                      ($330,089)       ($143,700)    $          -       $161,183
                                                             =============    ============    =============    =============













 The accompanying notes to financial statements are an integral part of these statements.


                          COMPUTER OUTPUT SYSTEMS, INC.


                          NOTES TO FINANCIAL STATEMENTS



(1)  NATURE OF BUSINESS:

     The Company was formed pursuant to a "Corporate Reorganization Agreement" dated December 28, 1994, whereby Computer Output Systems, Inc. (an existing Connecticut S Corporation) transferred and assigned the assets and liabilities of its computer printing business to Hall-Cicchese Acquisition Corporation (hereinafter referred to as "Acquisition Corp."). Computer Output Systems, Inc. simultaneously surrendered its use of the corporate name "Computer Output Systems, Inc.," thereby permitting Acquisition Corp. to adopt the use of the corporate name "Computer Output Systems, Inc." (hereinafter referred to as the "Company"). The effective date of this agreement, as agreed upon by the parties, was January 1, 1994.

     The Company's primary businesses are (i) the production and distribution of documents on paper, (ii) computer center document outsourcing services,
     (iii) marketing materials fulfillment, (iv) mailing services and (v) forms management.

     The Company and its shareholders entered into an agreement with Vestcom International, Inc. ("Vestcom"), pursuant to which all outstanding shares of the Company's common stock were exchanged for cash and shares of Vestcom's common stock (the "Acquisition") concurrent with the consummation of the initial public offering (the "Offering") of the common stock of Vestcom. The offering was effective August 1, 1997.

(2)  SUMMARY OF SIGNIFICANT
     ACCOUNTING POLICIES:

     Use of Estimates-

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue Recognition-

     Revenues are recognized when the services are rendered. Revenues are presented net of postage charges in the income statement as customers advance the Company cash to be used to purchase postage for related projects.

     Cash and Cash Equivalents-

     The Company considers all highly liquid debt instruments purchased with original maturities of three months or less.

     Supplies Inventory-

     Supplies inventory consists primarily of paper and toner. Supplies are valued at cost, which approximates market, with cost determined using the first-in, first-out method.

     Property and Equipment-

     Property and equipment are recorded at cost. Depreciation is computed using straight-line method over the estimated useful lives of the assets. Leasehold improvements and assets subject to capital lease are capitalized and amortized over the lesser of the estimated useful life or the remaining life of the building lease agreement. The Company accounts for fixed asset additions under the half-year convention guidelines.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of equipment and leaseholds, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of income.

     Income Taxes-

     The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay Federal corporation income taxes on its taxable income. Instead, the stockholders are liable for individual federal income taxes on their respective shares of the Company's taxable income. Accordingly, no provision for Federal corporate income taxes has been made in the accompanying statements of income.

     Long-Lived Assets-

     Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."
     Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the assets is compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

     Concentration of Credit Risk-

     Financial instruments that potentially expose the Company to concentration of credit risk, as defined by SFAS No. 105 "Concentration of Credit Risk", consist primarily of trade accounts receivable. The Company's customers are concentrated in the northeast United States. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

(3)  PROPERTY AND EQUIPMENT:

     The following is a summary of property and equipment-



                                                                                                               Estimated
                                                                    December 31                                 Useful
                                                            -----------------------------      August 1,         Lives
                                                                1995            1996             1997           (Years)
                                                            -------------    ------------    -------------   --------------

           Furniture and fixtures                              $37,622          $37,622         $51,590            7
           Computers and equipment                             680,805          641,132         847,860            5
           Leasehold improvements                               25,492           96,045         127,419           10
                                                            -------------    ------------    -------------

                                                               743,919          774,799       1,026,869
           Less- Accumulated depreciation and
             amortization                                     (284,196)        (302,796)       (392,293)
                                                            -------------    ------------    -------------

                        Property and equipment, net           $459,723         $472,003        $634,576
                                                            =============    ============    =============

     Leased equipment under capital leases (included above) consists of the following-

                                                                                 December 31                 August 1,
                                                                       ---------------------------------
                                                                            1995              1996             1997
                                                                       ---------------    --------------   --------------

           Computers and equipment                                          $500,289          $428,789         $589,972
           Less- Accumulated depreciation                                   (130,835)         (185,656)        (245,100)
                                                                       ---------------    --------------   --------------

                                                                            $369,454          $243,133         $344,872
                                                                       ===============    ==============   ==============

     Depreciation and amortization expense was $86,342, $105,145, $132,812 and $89,497 for the years ended December 31, 1994, 1995 and 1996 and the seven months ended August 1, 1997, respectively.

     Minimum annual payments under capital leases, including interest, are as follows-


           August 1-
           1998                                                                                         $143,385
           1999                                                                                          112,584
           2000                                                                                           58,230
           2001                                                                                           42,132
           2002                                                                                           28,088
                                                                                                     --------------

                           Total minimum payments                                                        384,419

           Less- Amounts representing interest                                                           (53,025)
                                                                                                     --------------

                           Net minimum lease payments                                                    331,394

           Less- Current portion of capital lease obligations                                           (117,941)
                                                                                                     --------------

                           Long-term portion of capital lease obligations                               $213,453
                                                                                                     ==============

     The interest rates on capitalized leases vary from 8.0% to 13.0% and are imputed based on the fair market value of the equipment at the inception of the lease.



(4)  LONG-TERM DEBT:

       Long-term debt consists of the following-                           December 31,     December 31,        August 1,
                                                                               1995             1996             1997
                                                                           -------------    --------------   --------------
        $300,000 line of credit with a financial institution.  Secured by substantially all of the assets of the Company.  Interest payable monthly at prime (8-1/2% August 1, 1997) plus 1%.
          All outstanding balances due on December 19, 1997.
                                                                              $200,000         $150,000         $250,000
        Unsecured loan from an affiliated company bearing interest at
          10.25%, payable in monthly principal installments of
          approximately $7,000.  Loan is subordinated to the line of
          credit                                                                67,358                -                -
                                                                           -------------    --------------   --------------

                                                                               267,358          150,000          250,000

        Less- Current maturities                                                60,000          150,000          250,000
                                                                           -------------    --------------   --------------

                                                                              $207,358      $         -       $        -
                                                                           =============    ==============   ==============

     The line of credit agreement requires the maintenance of certain ratios related to net worth and working capital. The Company was in compliance with these covenants at August 1, 1997.

     The outstanding short-term debt balance was paid-off in full subsequent to August 1, 1997 by Vestcom.

(5)  COMMITMENTS AND CONTINGENCIES:

       Operating Leases-

     The Company leases equipment and vehicles under noncancellable operating leases expiring through 1999.

     At August 1, 1997 the minimum annual rental commitment of the Company under existing agreements was as follows (after the allocation to the affiliate)-

              1998                                                                                     $416,363
              1999                                                                                      401,688
              2000                                                                                      284,454
              2001                                                                                      259,386
              2002                                                                                      126,900
              Thereafter                                                                                264,375
                                                                                                  ---------------

              Total minimum payments                                                                 $1,753,166
                                                                                                  ===============

     Rental expense charged to operations amounted to $136,352, $172,080, $280,337 and $83,406 for the years ended December 31, 1994, 1995 and 1996 and the seven months ended August 1, 1997, respectively.

       Litigation-

          The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

       Restrictions on Sale of Common Stock-

          The common stock of the Company is subject to restrictions on sale, assignment, pledge, transfer or other disposition pursuant to the stockholders' agreement, dated December 28, 1994.

       Employment Contracts-

          The Company entered into ten year employment contracts dated December 28, 1994 with Daniel Hall and Timothy Cicchese. In addition to providing for base compensation and bonuses based on profitability, the contracts provide for 24 months continuation of base salary and benefits if termination occurs prior to the end of the contract.

(6)  EMPLOYEE BENEFIT PLAN:

          The Company maintains a 401(k) deferred compensation plan. The plan provides for the Company to contribute amounts equal to 33% of the contributions made by employees up to 5% of their total annual salary. Company contributions to this plan for the years ended December 31, 1994, 1995 and 1996 and the seven months ended August 1, 1997 were $12,876, $14,773, $15,238 and $11,495, respectively.

(7)  SIGNIFICANT CUSTOMERS:

          During the years ended December 31, 1994, 1995 and 1996, one customer accounted for $415,000 or 18.9%, $1,077,000 or 30.4% and $1,412,000 or
          29.1% of the Company's revenues, respectively. This customer is a service bureau servicing many different business accounts. The Company provides subcontracting services for over 70 different accounts for this customer. Accounts receivable from this customer as of December 31, 1995 and 1996 were approximately $172,000 and $166,000.

          During the seven months ended August 1, 1997, two customers accounted for more than 10% of the Company's revenues, respectively. The customers accounted for $1,016,000 or 24.0% and $1,136,000 or 26.8% of the Company's revenues, respectively. Accounts receivable from these customers as of August 1, 1997 were approximately $177,000 and $255,000. Similar to the customer in prior years, the new significant customer is a service bureau servicing many different business accounts.

          During 1997, the Company and these customers extended their service agreements whereby the Company will provide document generation and mailing services at prices specified in the agreement.

(8)  EVENTS SUBSEQUENT TO DATE OF
     FINANCIAL STATEMENTS:

          On July 30, 1997, Vestcom announced the initial public offering of 3,850,000 shares of its common stock at a price of $13.00 per share. Vestcom's underwriters exercised in full an option to purchase an additional 577,500 shares of the Vestcom's common stock at $13.00 per share to cover over allotments of the initial public offering. The initial public offering was consummated on August 4, 1997. Concurrently with the Offering, Vestcom acquired all of the outstanding shares of the Company. Accordingly, the accompanying financial statements of the Company do not include a balance sheet as of December 31, 1997 and reflect the Company's operations and cash flows up until the date of acquisition by Vestcom (August 1, 1997). See the Vestcom financial statements included elsewhere herein.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To the Stockholders of

                  Morris County Direct Mail Services, Inc.
                    and related companies:


We have audited the accompanying combined balance sheets of Morris County Direct Mail Services, Inc. (a New Jersey corporation) and related companies as of December 31, 1995 and 1996 and August 1, 1997, and the related combined statements of income, stockholders' equity, and cash flows for the years ended December 31, 1994, 1995 and 1996 and the seven months ended August 1, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Morris County Direct Mail Services, Inc. and related companies as of December 31, 1995 and 1996 and August 1, 1997 and the results of their operations and their cash flows for the years ended December 31, 1994, 1995 and 1996 and the seven months ended August 1, 1997 in conformity with generally accepted accounting principles.



                                          ARTHUR ANDERSEN LLP

Roseland, New Jersey
February 25, 1998


                             MORRIS COUNTY DIRECT MAIL SERVICES, INC. AND RELATED COMPANIES

                          COMBINED BALANCE SHEETS AT DECEMBER 31, 1995 AND 1996 AND AUGUST 1, 1997


                                                                                            December 31                 August 1,
                                                                                  --------------------------------
                                     ASSETS                                           1995              1996              1997
                                                                                  --------------    --------------    --------------

CURRENT ASSETS:
   Cash and cash equivalents                                                          $534,459           $572,714         $324,409

   Accounts receivable, net of allowance for doubtful accounts of
     $211,000, $203,000 and $203,000 in 1995, 1996 and 1997, respectively            1,336,698          2,647,434        3,055,632
   Postage receivable                                                                1,019,560            330,730          617,665
   Notes receivable                                                                          -            100,000           67,216
   Due from related parties                                                            190,088            266,775          333,866
   Prepaid expenses and other current assets                                           115,785            175,594           50,745
                                                                                  --------------    --------------     -------------

                Total current assets                                                 3,196,590          4,093,247        4,449,533

PROPERTY AND EQUIPMENT, net of accumulated depreciation
   and amortization                                                                  1,867,808          1,504,158        1,579,089

GOODWILL AND OTHER INTANGIBLE ASSETS                                                         -            396,184          371,140

OTHER ASSETS                                                                            19,417            131,488           95,007
                                                                                  --------------    --------------    --------------

                Total assets                                                        $5,083,815         $6,125,077       $6,494,769
                                                                                  ==============    ==============    ==============

     LIABILITES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Short-term borrowings                                                           $      -                160,000         150,000
  Current portion of long-term debt                                                    227,935            460,709         594,000
  Current portion of capital lease obligations                                          20,025             21,098          21,776
  Due to related parties                                                               685,384          1,231,590       1,483,935
  Accounts payable                                                                     370,551            686,646         570,522
  Accrued expenses                                                                     400,907            474,354         612,885
  Advanced postage                                                                   1,425,423            612,332         806,670
                                                                                     ---------          ---------       ----------
          Total current liabilities                                                  3,130,225          3,646,729       4,239,788

LONG TERM DEBT                                                                         343,686            933,646         841,978

CAPITAL LEASE OBLIGATIONS                                                               27,166             15,836           8,651

DUE TO RELATED PARTIES                                                                 666,001              -                  -

DEFERRED INCOME TAXES                                                                   12,200             11,420          11,422
                                                                                      --------          ---------       ---------
          Total liabilities                                                          4,179,278          4,607,631       5,101,839
                                                                                     ---------          ---------       ---------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
     Common stock-
       Morris County Direct Mail, Inc., no par value;
         2,500 shares authorized; 130 and 1,075 shares issued and
         outstanding in 1995 and 1996, respectively                                    16,000             16,000          16,000
       First Class Presort, Inc., no par value; 2,000
         shares authorized; 199 shares issued and outstanding                           1,990              1,990           1,990
       Quality Control Printing, Inc., no par value; 2,500
          shares issued and outstanding                                                 2,000              2,000           2,000
     Additional paid-in capital
       Morris County Direct Mail Services, Inc.                                        59,500             59,500          59,500
       First Class Presort, Inc.                                                      123,268            123,268         123,268
     Retained earnings                                                              1,103,279          1,716,188       1,591,672
                                                                                    ---------          ---------       ---------

                                                                                    1,306,037          1,918,946       1,794,430
  Less Treasury stock, 75 shares at cost of Morris
          County Direct Mail Services                                                (401,500)          (401,500)       (401,500)
                                                                                    ----------         ----------       ---------

          Total stockholders' equity                                                  904,537          1,517,446       1,392,930
                                                                                    ----------         ----------      ----------

          Total liabilities and stockholders' equity                              $ 5,083,815        $ 6,125,077    $  6,494,769
                                                                                   ==========         ==========       ==========
The accompanying notes to financial statements are an integral part of these balance sheets.






                             MORRIS COUNTY DIRECT MAIL SERVICES, INC. AND RELATED COMPANIES


                                              COMBINED STATEMENTS OF INCOME

                                  FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                        AND THE SEVEN MONTHS ENDED AUGUST 1, 1997




                                                                         December 31                           August 1,
                                                      ---------------------------------------------------
                                                          1994              1995               1996               1997
                                                      --------------    --------------    ---------------    ---------------

REVENUES                                                 $8,503,918       $9,422,646        $13,360,125         $7,892,585

COST OF REVENUES                                          6,538,866        6,429,671          9,517,339          5,766,816
                                                      --------------    --------------    ---------------    ---------------

                Gross profit                              1,965,052        2,992,975          3,842,786          2,125,769

SELLING, GENERAL AND
   ADMINISTRATIVE EXPENSES                                1,539,973        1,913,391          3,155,486          1,584,690
                                                      --------------    --------------    ---------------    ---------------

                Income from operations                      425,079        1,079,584            687,300            541,079
                                                      --------------    --------------    ---------------    ---------------

OTHER INCOME (EXPENSE):
   Interest expense                                        (126,394)         (91,042)          (159,402)          (118,370)
   Interest and other income                                  8,759           21,918             49,674             29,561
   Net loss on sale/writeoff of property
     and equipment                                                -         (114,694)            63,550            (19,796)
                                                      --------------    --------------    ---------------    ---------------

                                                           (117,635)        (183,818)           (46,178)          (108,605)
                                                      --------------    --------------    ---------------    ---------------

                Income before provision
                  (benefit) for income taxes                307,444          895,766            641,122            432,474
                                                      --------------    --------------    ---------------    ---------------

PROVISION (BENEFIT) FOR
   INCOME TAXES                                             (20,310)          30,936             28,213             17,188
                                                      --------------    --------------    ---------------    ---------------

                Net income                                 $327,754         $864,830           $612,909           $415,286
                                                      ==============    ==============    ===============    ===============






The accompanying notes to financial statements are an integral part of these statements.


        MORRIS COUNTY DIRECT MAIL SERVICES, INC. AND RELATED COMPANIES

                   COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                       AND THE SEVEN MONTHS ENDED AUGUST 1, 1997




                                               Common Stock               Additional Paid-In Capital
                               -----------------------------------------------------------------------------------------------------
                               Morris County                                Morris
                               Direct Mail   First Class   Quality Control  County      First                               Total
                               Services      Presort, Inc. Printing, Inc.   Direct      Class                               Stock-
                               ------------- ------------  --------------   Mail Ser-   Presort, Retained Treasury Stock    holder'
                               Shares Amount Shares Amount Shares  Amount   vices, Inc. Inc.     Earnings  Shares  Amount   Equity
                               ------ ------ ------ ------ ------  ------   ----------- -------- -------- -------- ------   --------


BALANCE AT JANUARY 1, 1994    130   $16,000  199   $1,990   100   $2,000  $59,500     $123,268  ($52,326)   75 ($401,500) ($251,068)

   Net income                 -         -     -       -      -       -       -           -       327,754    -       -       327,754
   Distributions to
     stockholders             -         -     -       -      -       -       -           -       (14,000)   -       -       (14,000)
                              ---   -------  ----  ------   ---- -------- -------     --------   --------  ---- ---------  ---------

BALANCE AT DECEMBER 31, 1994  130    16,000  199    1,990   100    2,000   59,500     123,268    261,428    75  (401,500)    62,686

   Net income                 -         -     -       -      -       -       -           -       864,830    -       -       864,830
   Distributions to
     stockholders             -         -     -       -      -       -       -           -       (22,979)   -       -       (22,979)
                              ---   -------  ----  ------   ---- -------- -------     --------   --------  ---- ---------  ---------

BALANCE AT DECEMBER 31, 1995  130    16,000  199    1,990   100    2,000   59,500     123,268  1,103,279   75   (401,500)   904,537

   Stock split                945       -     -       -      -       -       -           -         -        -       -         -
   Net income                  -        -     -       -      -       -       -        612,909      -        -       -       612,909
                              ---   -------  ----  ------   ---- -------- -------     --------   --------  ---- ---------  ---------

BALANCE AT
DECEMBER 31, 1996           1,075    16,000  199    1,990   100    2,000   59,500     123,268  1,716,188   75   (401,500) 1,517,446

   Net income                  -        -     -       -      -       -       -           -      415,286     -       -       415,286
   Distributions to
     stockholders              -        -     -       -      -       -       -           -     (539,802)    -       -      (539,802)
                              ---   -------  ----  ------   ---- -------- -------     --------   --------  ---- ---------  ---------

BALANCE AT AUGUST 1, 1997   1,075   $16,000  199   $1,990   100   $2,000  $59,500    $123,268 $1,591,672   75  ($401,500)$1,392,930
                            =====   =======  ===   ======   ===   ======  =======    ======== ==========   ==== ========= =========

           The accompanying notes to financial statements are an integral part of these statements.



                        MORRIS COUNTY DIRECT MAIL SERVICES, INC. AND RELATED COMPANIES


                                       COMBINED STATEMENTS OF CASH FLOWS

                             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                   AND THE SEVEN MONTHS ENDED AUGUST 1, 1997


                                                                            December 31                          August 1,
                                                         --------------------------------------------------
                                                             1994              1995              1996              1997
                                                         --------------    -------------    ---------------    --------------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                $327,754         $864,830          $612,909            $415,286
   Adjustments to reconcile net income to net
     cash provided by operating activities-
       Depreciation and amortization                          334,690          392,397           587,727             316,586
       Amortization of goodwill                                     -                -            16,116              25,044
       Provision for doubtful accounts                         46,467           55,260            25,693              56,736
       Deferred income tax provision                          (27,837)             566              (780)                  2
       (Gain) loss on sale of equipment                             -          114,694           (63,550)             19,796
       Loss on write-off of leasehold improvements                  -                -           496,876                   -
       Changes in operating assets (increase)
         decrease in-
           Accounts receivable                                 29,024          213,194        (1,336,429)           (464,934)
           Postage receivable                                   5,472         (431,184)          688,830            (286,935)
           Prepaid expenses and other assets                  (33,617)         (19,595)         (135,273)            161,330
       Changes in operating liabilities increase
         (decrease) in-
           Accounts payable                                   111,364         (418,965)          316,095            (116,124)
           Accrued expenses                                    (8,140)         (22,263)           73,447             138,531
           Advanced postage                                  (347,119)         317,309          (813,091)            194,338
                                                         --------------    -------------    ---------------    --------------

                Net cash provided by
                  operating activities                        438,058        1,066,243           468,570             459,656
                                                         --------------    -------------    ---------------    --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of property and equipment                     (159,691)        (640,692)         (482,403)           (412,313)
   Proceeds from sale of property and equipment                     -                -           175,000               1,000
   Acquisition of companies                                         -                -          (762,300)                  -
                                                         --------------    -------------    ---------------    --------------

                Net cash used in investing
                  activities                                 (159,691)        (640,692)       (1,069,703)           (411,313)
                                                         --------------    -------------    ---------------    --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net short-term borrowings                                  (50,000)               -           160,000             (10,000)
   Proceeds from long-term borrowings                         124,990          453,000         1,249,881             340,000
   Principal payments on long-term debt and
     capital lease obligations                               (493,484)        (433,597)         (437,404)           (304,884)
   Issuance of notes receivable                                     -                -          (175,000)                  -
   Collection of notes receivable                                   -                -            13,393              32,784
   Net proceeds from affiliates                                70,240           (5,153)           48,313            (183,600)
   Proceeds from stockholder loans                            155,711          143,784            31,015             368,854
   Payments on stockholder loans                             (243,991)        (251,802)         (250,810)                  -
   Distributions to stockholders                              (14,000)         (22,979)                -            (539,802)
                                                         --------------    -------------    ---------------    --------------

                Net cash provided by (used in)
                  financing activities                       (450,534)        (116,747)          639,388            (296,648)
                                                         --------------    -------------    ---------------    --------------



                                                                            December 31                          August 1,
                                                         --------------------------------------------------
                                                             1994              1995              1996              1997
                                                         --------------    -------------    ---------------    --------------

NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                     ($172,167)        $308,804           $38,255           ($248,305)

CASH AND CASH EQUIVALENTS,
   beginning of year                                          397,822          225,655           534,459             572,714
                                                         --------------    -------------    ---------------    --------------

CASH AND CASH EQUIVALENTS, end of year                       $225,655         $534,459          $572,714            $324,409
                                                         ==============    =============    ===============    ==============

SUPPLEMENTAL DISCLOSURE OF CASH
   FLOW INFORMATION:
     Cash paid during the year for-
       Interest                                               $65,647          $41,739          $118,386            $118,210
       State income tax                                         6,408           14,707            41,121              14,269
                                                         ==============    =============    ===============    ==============

SUPPLEMENTAL DISCLOSURE OF NONCASH
   INVESTING AND FINANCING ACTIVITIES:
     Capital lease obligations incurred                        81,949                -                 -                   -
                                                         ==============    =============    ===============    ==============

The accompanying notes to financial statements are an integral part of these statements.



         MORRIS COUNTY DIRECT MAIL SERVICES, INC. AND RELATED COMPANIES


                     NOTES TO COMBINED FINANCIAL STATEMENTS



(1)  NATURE OF BUSINESS:

     The accompanying combined financial statements include the accounts of Morris County Direct Mail Services, Inc., ("DMS"), Quality Control Printing, Inc. ("QCP") and First Class Presort, Inc. ("FCP") (all New Jersey corporations) (collectively, the "Company"). The Company's primary businesses are (i) marketing materials fulfillment, (ii) mailing services, and (iii) forms management.

     In February 1997, the Company and its stockholders entered into a definitive agreement with Vestcom International, Inc. ("Vestcom"), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Vestcom's common stock (the "Acquisition") concurrent with the consummation of the initial public offering (the "Offering") of the common stock of Vestcom.

(2)  SUMMARY OF SIGNIFICANT
     ACCOUNTING POLICIES:

     Basis of Presentation-

     The Companies discussed in Note 1 are under the common control of one stockholder. All significant intercompany transactions have been eliminated in combination.

     Use of Estimates-

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     Revenue Recognition-

     Revenues are recognized when the services are rendered. Revenues are presented net of postage incurred as customers advance the Company cash to be used to purchase postage for related projects.

     Cash and Cash Equivalents-

     Cash and cash equivalents include money market accounts and all highly liquid debt instruments purchased with original maturities of three months or less.

     Supplies Inventory-

     Supplies inventory consists of paper goods, printing items, and packaging materials. Supplies are valued at cost, which approximates market, with cost determined using the first-in-first-out method.

     Property and Equipment-

     Property and equipment are recorded at cost. Depreciation is computed principally using an accelerated method which reflects the estimated useful lives of the assets. Leasehold improvements and assets subject to capital lease are capitalized and amortized over the shorter of the estimated useful lives of the assets or the terms of the related leases.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

     During 1996, the Company decided to move to a new location. As a result, net leasehold improvements of $496,878 became impaired and were written off.

     Income Taxes-

     The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code and, where applicable, State of New Jersey tax laws. Under those provisions, the Company does not pay Federal corporate income taxes on its taxable income and, where applicable, pays approximately a two percent tax to the State of New Jersey, and is not allowed a net operating loss carryover or carryback as a deduction. Instead, the Stockholders are liable for individual Federal and, where applicable, State of New Jersey income taxes on their respective shares of the Company's taxable income, or include their respective shares of the Company's Federal net operating loss on their individual tax returns. Accordingly, no provision for Federal corporate income taxes has been made in the accompanying financial statements.

     Deferred state income tax results from the Company filing its tax returns on the cash basis and its financial statements on the accrual basis, as well as the use of different methods of depreciation for financial statement and income tax reporting purposes.

     Long-Lived Assets-

     Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."
     Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the assets is compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value was necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company. However, impaired leasehold improvements of $496,878 were written off during 1996 due to the application of this standard.

     Concentration of Credit Risk-

     Financial instruments that potentially expose the Company to concentration of credit risk, as defined by SFAS No. 105, consist primarily of trade accounts receivable. The Company's customers are concentrated in the Northeastern United States in various industries. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information.

     Acquisitions-

     Effective May 17, 1996, FCP acquired 100% of the outstanding shares of stock in Regal Mail Service, Inc. ("Regal") for $159,800 in cash. Regal was consolidated into FCP effective as of the date of acquisition. In connection with the acquisition, which was accounted for as a purchase, FCP recorded goodwill of $9,800.

     Effective May 23, 1996, QCP acquired 100% of the outstanding shares of stock in Stuyvesant Press, Inc. ("Stuyvesant") for $602,500. Consideration paid by QCP included $294,000 in cash and $228,500 in notes payable. Stuyvesant was consolidated into QCP effective as of the date of acquisition. In connection with the acquisition, which was accounted for as a purchase, QCP recorded goodwill and a covenant not to compete of $402,500.

     Goodwill and Other Intangible Assets-

     Goodwill and the covenant not to compete are being amortized over 15 years using the straight-line method. Accumulated amortization at December 31, 1996 and August 1, 1997 was $16,116 and $41,160, respectively.

(3)  PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following at December 31, 1995 and 1996 and August 1, 1997-


                                                                                                         Estimated
                                                                                                           Useful
                                                                                                           Lives
                                                      1995              1996              1997            (Years)
                                                 ---------------   ---------------    --------------    -------------

         Transportation equipment                    $367,351          $401,093           $448,990          5-7
         Machinery and equipment                    1,836,615         2,306,921          2,617,699          5-10
         Equipment under capital lease              1,132,949         1,132,949          1,132,949          5-10
         Leasehold improvements                       634,905                 -             30,204
                                                 ---------------   ---------------    --------------

                                                    3,971,820         3,840,963          4,229,842
         Less- Accumulated depreciation and
           amortization                             2,104,012         2,336,805          2,650,753
                                                 ---------------   ---------------    --------------

         Property and equipment, net               $1,867,808        $1,504,158         $1,579,089
                                                 ===============   ===============    ==============



     Leased equipment under capital leases (included above) consists of the following as of December 31, 1995 and 1996 and August 1, 1997-

                                                                         December 31                  August 1,
                                                               ---------------------------------
                                                                   1995               1996               1997
                                                               --------------    ---------------    ---------------

         Equipment                                                $1,132,949        $1,132,949         $1,132,949
         Less- Accumulated amortization                              542,269           663,443            778,325
                                                               --------------    ---------------    ---------------

                                                                    $590,680          $469,506           $354,624
                                                               ==============    ===============    ===============


     Depreciation and amortization expense on property and equipment charged to operations for the years ended December 31, 1994, 1995 and 1996 and the seven months ended August 1, 1997 was $334,690, $392,397, $587,727 and
     $316,586, respectively.

     Gross leasehold improvements of $735,233 and accumulated depreciation of $238,357 were written off in 1996. The loss of $496,876 is included in net loss on sale/write-off of property and equipment.

     At August 1, 1997 minimum annual payments under capital lease including interest are as follows-

         1998                                                                                             $23,265
         1999                                                                                               9,020
                                                                                                       -------------

                         Total minimum payments                                                            32,285

         Less- Amounts representing interest                                                                1,858
                                                                                                       -------------

                         Net minimum payments                                                              30,427

         Less- Current portion of capital lease obligation                                                 21,776
                                                                                                       -------------

                         Long-term portion of capital lease obligation                                     $8,651
                                                                                                       =============

     The interest rate on the capitalized lease is 5.5% and is imputed based on the fair market value of the equipment at the inception of the lease.

(4)  SHORT-TERM BORROWINGS:

     The Company has a $350,000 line of credit with a bank for the purchase of equipment with interest at the prime rate (8.5% at August 1, 1997) plus .75%. The Company also has a $225,000 working capital line of credit with interest at prime plus .25%. At August 1, 1997, $150,000 was outstanding under the working capital line.

(5)  LONG-TERM DEBT:

     Long-term debt consists of the following at December 31, 1995 and 1996 and August 1, 1997-


                                                                                     December 31                August 1,
                                                                            ------------------------------
                                                                               1995             1996              1997
                                                                            ------------    --------------    --------------

         Various notes payable to a financial institution with monthly installments totaling $45,915 plus interest between 7.90% and prime rate (8.5%) at August 1, 1997 plus .75%, secured by
           equipment, maturing between September 1997 and May 2001
                                                                              $571,621        $1,058,077        $1,121,744
         Various notes payable to third parties in monthly installments of $11,245 plus interest between 10.90% and 15% maturing
           between December 1997 and June 2003.                                      -           336,278           314,234
                                                                            ------------    --------------    --------------

                                                                               571,621         1,394,355         1,435,978

         Less- Current maturities                                              227,935           460,709           594,000
                                                                            ------------    --------------    --------------

                                                                              $343,686          $933,646          $841,978
                                                                            ============    ==============    ==============

          At August 1, 1997 the aggregate amounts of annual principal maturities of long-term obligations (excluding capital lease obligations) are as follows-

         1998                                                 $594,000
         1999                                                  408,981
         2000                                                  189,929
         2001                                                  118,095
         2002                                                   64,429
         Thereafter                                             60,544
                                                               --------
                         Total                              $1,435,978
                                                           ============

(6)  COMMITMENTS AND CONTINGENCIES:

     Operating Leases-

     The Company leases office premises, warehouse space and a portion of its machinery and equipment under operating leases expiring at varying dates through 2004. Its offices are leased from an entity where the controlling interest is held by the Company's president ("related party lease") (see
     Note 7).

     At August 1, 1997 the minimum annual rental commitment of the Company under existing agreements (including related party lease) is as follows-

            1998                                        $1,279,159
            1999                                         1,172,531
            2000                                         1,114,465
            2001                                           791,732
            2002                                           762,732
            Thereafter                                     215,007
                                                        ----------

                         Total minimum payments         $5,335,626
                                                        ==========


     Rent expense (including lease escalations) charged to operations for the years ended December 31, 1994, 1995 and 1996 and for the seven months ended August 1, 1997 was $783,326, $668,154, $852,570 and $512,728, respectively.

     Litigation-

     The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

     Guarantees-

     The Company has guaranteed several loans made by various financial institutions to related parties which are majority owned by its president. The total amount outstanding on these guaranteed loans at August 1, 1997 was approximately $320,000.

(7)  RELATED PARTY TRANSACTIONS:

     Leased Office Space-

     The Company leases certain office space from entities in which the controlling interest is held by its president. The minimum future annual rental payments to related parties are as follows-


            1998                                             $637,830
            1999                                              492,000
            2000                                              492,000
            2001                                              173,000
            2002                                              144,000
            Thereafter                                        156,000
                                                            ----------
                                                           $2,094,830
                                                           ===========

     Related party rent expense for the years ended December 31, 1994, 1995 and 1996 and for the seven months ended August 1, 1997 was $760,468, $639,768, $777,112 and $458,722 respectively.

     Notes Receivable-

     The Company has a note receivable from Regal's former owner as a result of FCP's acquisition of Regal during 1996 (Note 2). The note bears interest at 5% and will be repaid over three years, expiring May 17, 1999 through services provided to FCP by the former owner.

     Notes Payable-

     Three stockholders of the Company have loaned certain amounts to the Company. The notes are due on demand and bear interest at 6.5%. Interest expense on such notes for the years ended December 31, 1994, 1995 and 1996 and the seven months ended August 1, 1997 was $60,746, $49,303, $41,016 and $23,572, respectively.

(8) EMPLOYEE BENEFIT PLAN:

     The Company maintains a 401(k) deferred compensation plan. The plan provides for the Company to make a discretionary basic contribution determined as a percentage of eligible employees' salaries and a discretionary matching contribution determined as a percentage of employees' contributions. Contributions of $24,555, $25,553, $10,317 and $0 were made by the Company in 1994, 1995 and 1996 and for the seven months ended August 1, 1997, respectively.

(9)    MAJOR CUSTOMERS:

     The Company has one customer which accounted for 14%, 11% and 10% of revenues for the years ended December 31, 1994, 1995 and 1996, respectively. Amounts receivable from this customer at December 31, 1995 and 1996 were $52,088 and $151,507, respectively. During 1997, the Company was informed by this customer that it would not be renewing its contract with the Company. Such customer accounted for 6% of revenues for the seven months ended August 1, 1997.

     The Company had no customer which accounted for greater than 10% of revenues for the seven months ended August 1, 1997.

(10) SUBSEQUENT EVENT:

     On July 30, 1997, Vestcom announced the initial public offering of 3,850,000 shares of its common stock at a price of $13.00 per share. Vestcom's underwriters exercised in full an option to purchase an additional 577,500 shares of the Vestcom's Common Stock at $13.00 per share to cover over allotments of the initial public offering. The initial public offering was consummated on August 4, 1997. Concurrently with the Offering, Vestcom acquired all of the outstanding shares of the Company. Accordingly, the accompanying financial statements of the Company do not include a balance sheet as of December 31, 1997 and reflect the Company's operations and cash flows up until the date of acquisition by Vestcom (August 1, 1997). See the Vestcom financial statements included elsewhere herein.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders of
  Electronic Imaging Services, Inc.:


We have audited the accompanying balance sheets of Electronic Imaging Services, Inc. (a Delaware Corporation) as of December 31, 1996 and August 1, 1997 and the related statements of operations, stockholders' deficit and cash flows for the year ended December 31, 1996 and the seven months ended August 1, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Electronic Imaging Services, Inc. as of December 31, 1996 and August 1, 1997, and the results of its operations and its cash flows for the year ended December 31, 1996 and the seven months ended August 1, 1997 in conformity with generally accepted accounting principles.


                                                  ARTHUR ANDERSEN LLP
Roseland, New Jersey
February 25, 1998


                        ELECTRONIC IMAGING SERVICES, INC.

                                 BALANCE SHEETS

                    AT DECEMBER 31, 1996 AND AUGUST 1, 1997

                                                                               December 31,     August 1,
                 ASSETS                                                          1996              1997
                                                                               ------------     ---------

CURRENT ASSETS:
   Cash and cash equivalents                                                 $     45,089     $   343,808
   Accounts receivable, net of allowance for doubtful accounts of
    $37,017 and $167,005, respectively                                            826,655         723,074

   Supplies inventory                                                             413,210         529,170

   Other current assets                                                           112,696         100,804
                                                                                ---------       ---------
           Total current assets                                                 1,397,650       1,696,856

PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization
                                                                                1,526,992       1,656,552

OTHER ASSETS                                                                       54,944          21,665
                                                                                ---------       ----------
           Total assets                                                      $  2,979,586    $  3,375,073
                                                                                =========      ==========
LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:

   Short-term borrowings                                                     $    662,575    $    750,000

   Current portion of long-term debt                                              169,393         159,744

   Current portion of capital lease obligations                                   232,863         299,287

   Accounts payable                                                             1,119,316       1,083,099

   Accrued expenses                                                               321,200         230,162

   Income tax payable                                                                -             89,770
                                                                                ----------      ----------
           Total current liabilities                                            2,505,347       2,612,062

LONG-TERM DEBT                                                                     48,644          38,844

CAPITAL LEASE OBLIGATIONS                                                         768,504         911,929

DEFERRED INCOME TAXES                                                              86,740          86,740

PLEDGED STOCK                                                                     375,000         375,000
                                                                                ---------       ---------
           Total liabilities                                                    3,784,235       4,024,575
                                                                                =========       ==========
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT:

   Common stock, $.01 par value; 2,000 shares authorized; 1,261 shares issued;

   1,111 shares outstanding                                                            11                11

   Accumulated deficit                                                           (429,660)         (274,513)
                                                                                 ---------          --------
                                                                                 (429,649)         (274,502)

Less- Treasury stock, 150 shares at cost                                         (375,000)         (375,000)
                                                                                 ---------          --------
           Total stockholders' deficit                                           (804,649)         (649,502)
                                                                                 --------          --------
           Total liabilities and stockholders' deficit                        $ 2,979,586      $  3,375,073
                                                                                =========        ===========


 The accompanying notes to financial statements are an integral part of these balance sheets.



                        ELECTRONIC IMAGING SERVICES, INC.

                            STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                    AND THE SEVEN MONTHS ENDED AUGUST 1, 1997



                                                                               December 31,        August 1,
                                                                                   1996               1997

REVENUES                                                                     $    7,623,870      $  5,208,574
COST OF REVENUES                                                                  6,272,144         3,963,876
                                                                                -----------         ---------

           Gross profit                                                           1,351,726         1,244,698
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                                      1,840,958           855,824
                                                                                -----------         ---------

           (Loss) income from operations                                           (489,232)          388,874
OTHER EXPENSES (INCOME)

   Interest expense                                                                 157,762           126,082
   Other (income) expense                                                           (11,789)           16,219
                                                                                ------------        ---------

                                                                                    145,973           142,301
                                                                                ------------        ---------

           (Loss) income before provision for income taxes                         (635,205)          246,573

PROVISION FOR INCOME TAXES                                                                -            91,426
                                                                                ------------        ---------

           Net (loss) income                                                 $     (635,205)     $    155,147
                                                                                 =============        =======

 The accompanying notes to financial statements are an integral part of these statements.



                        ELECTRONIC IMAGING SERVICES, INC.


                       STATEMENTS OF STOCKHOLDERS' DEFICIT

                   FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE
                        SEVEN MONTHS ENDED AUGUST 1, 1997

                                                            Retained
                                                 Additional  Earnings
                                   Common Stock   Paid-In   Accumulated    Treasury Stock
                                   Shares Amount  Capital   Deficit)       Shares    Amount    Total
                                   ------ ------  -------   ------------   --------- ------    ------

BALANCE January 1, 1996             1,261   13    101,987    478,556         -       -       580,556
  Purchase of treasury stock         (240)   -        -          -           240  (600,000) (600,000)
  Reissuance of treasury stock         90    -        -          -           (90)  225,000   225,000
  Pledge of common stock             (150)   (2) (101,987)  (273,011)         -      -      (375,000)
  Net loss                              -     -       -     (635,205)         -      -      (635,205)
                                      ----   ---  -------   --------         ---  --------- ---------
BALANCE, December 31, 1996            961    11       -     (429,660)        150  (375,000) (804,649)

  Net income                           -     -        -     155,147           -      -       155,147
                                      ---   ---   ------   --------          ---- --------- ---------
BALANCE, August 1, 1997               961    11   $   -   $(274,513)         150  (375,000) (649,502)
                                      ====   ===  ======= =========         ===== =========  ========



 The accompanying notes to financial statements are an integral part of this statement.



                        ELECTRONIC IMAGING SERVICES, INC.

                             STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                    AND THE SEVEN MONTHS ENDED AUGUST 1, 1997

                                                                 December 31,             August 1
                                                                     1996                   1997

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net (loss) income                                           $ (635,205)                155,147
     Adjustments to reconcile net income
       to net cash provided by operating
       activities-
       Depreciation and amortization                                297,192                 234,664
       Provision for doubtful accounts                               33,923                  16,700
       Loss on write-down of property
          and equipment                                              21,968                     -
       (Gain) loss on sale of property                              (15,629)                12,650
       Changes in operating assets (increase)
          decrease in-
          Accounts receivable                                      (132,397)                86,881
          Supplies inventory                                       (137,494)              (115,690)
          Other current assets                                       61,755                 11,892
          Other assets                                                 -                    12,288
       Changes in operating liabilities increase
            (decrease) in-
          Accounts payable                                          530,454                (36,217)
          Accrued payable                                           217,821                (91,038)
          Income taxes payable                                         -                    89,770
                                                                    --------               --------
               Net cash provided by operating activities            242,388                377,047

CASH FLOWS FROM INVESTING ACTIVITIES:
     Acquisition of property and equipment                         (194,500)              (356,153)
     Proceeds from sale of property adn equipment
               Net cash used by investing activities                 70,296                    -
                                                                   --------               ----------
                                                                   (124,204)               (356,153)
CASH FLOWS FROM FINANCING ACTIVITIES:
     Net short-term borrowings                                      469,000                  87,425
     (Decrease) increase in long-term debt and capital
          lease obligations                                        (339,993)                190,400
     Purchase of treasury stock                                    (225,000)                   -
                                                                   ---------              ---------
               Net cash (used) provided by
                  financing activities                              (95,993)                277,825
                                                                   =========               =========
               Net increase in cash and cash equivalents            22,191                  298,719

CASH AND CASH EQUIVALENTS, beginning of period                       22,898                  45,089
                                                                   --------                --------
CASH AND CASH EQUIVALENTS, end of period                          $  45,089               $ 343,808
                                                                   ========               =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid during the year for
     Interest                                                       167,051                 127,250
     Income taxes                                                    30,893                     -

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITY:
     Capital lease obligations incurred                             347,559                 971,975
     Purchase of treasury stock through issuance of notes payable   375,000                    -




 The accompanying notes to financial statements are an integral part of these statements.

                        ELECTRONIC IMAGING SERVICES, INC.


                          NOTES TO FINANCIAL STATEMENTS



(1)  NATURE OF BUSINESS:

     Electronic Imaging Services, Inc. ("EIS" or the "Company"), is a Delaware corporation. The Company's primary businesses are (i) the production and distribution of computer-generated labels and (ii) the production and distribution of documents on paper, microfiche, microfilm and compact disc.

     In February 1997, the Company and its stockholders entered into a definitive agreement with Vestcom International, Inc. ("Vestcom"), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Vestcom's common stock (the "Acquisition") concurrent with the consummation of the initial public offering ("the Offering") of the common stock of Vestcom.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     Revenue Recognition

     Revenues are recognized when the services are rendered.

     Cash and Cash Equivalents

     Cash and cash equivalents include money market accounts and all highly liquid debt instruments purchased with original maturities of three months or less.

     Supplies Inventory

     Inventories consist of paper, film and micrographic chemicals. Supplies are valued at the lower of cost or market. Cost is determined by the first-in, first-out method.

     Property and Equipment

     Property and equipment are recorded at cost. Depreciation is calculated by using the straight-line method over the estimated useful lives of the related assets.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

     Income Taxes

     The Company follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No.
     109. Under this method, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are received or settled.

     The Company has recorded a full valuation allowance against all deferred tax assets due to the uncertainty of ultimate realizability. Accordingly, no income tax benefits have been recorded for current year losses.

     Long-Lived Assets

     Effective January 1, 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the assets is compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value was necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

     Concentration of Credit Risk

     Financial instruments that potentially expose the Company to concentration of credit risk, as defined by SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet-Risk and Financial Instruments with Concentrations of Credit Risk," consist primarily of trade accounts receivable. The Company's customers are concentrated in the southern and eastern United States. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information.

(3)  PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                                                                                Estimated
                                                                                                Useful
                                                           December 31,     August 1,           Lives
                                                               1996             1997            (Years)

        Furniture and fixtures                           $   146,458      $  146,458              10

        Production equipment                               2,365,483       2,706,427             5-7

        Delivery equipment                                    65,998          65,998              5

        Leasehold improvements                                39,105          36,816              7
                                                            --------       ----------             ---

                                                           2,617,044       2,955,699

        Less -  Accumulated depreciation and               1,090,052       1,299,147
             amortization
                                                           ---------       ---------
                Property and equipment                 $   1,526,992    $  1,656,552
                                                           =========       =========




     Leased equipment under capital leases (included above) consisted of the following


                                                           December  31,       August 1,
                                                               1996               1997

        Equipment                                        $  1,381,584      $  1,791,846

        Less -  Accumulated depreciation                      314,672           479,287
                                                            ---------         ----------

                                                         $  1,066,912      $  1,312,559
                                                            ========          =========


     Depreciation and amortization expense was $297,192 and $234,664 for the year ended December 31, 1996 and the seven months ended August 1, 1997, respectively. At August 1, 1997 minimum annual payments under capital leases including interest are as follows:


         August 1 -
              1998                                                                     $      401,391
              1999                                                                            395,358
              2000                                                                            345,306
              2001                                                                            186,783
              2002                                                                             92,258
              Thereafter                                                                       33,092
                                                                                            ---------
                     Total minimum payments                                                 1,454,188
            Less- Amount representing interest                                                242,972
                                                                                            ---------
                 Net minimum lease payments                                                 1,211,216
            Less- Current portion of capital lease obligations                                299,287
                                                                                            ---------
                 Long-term portion of capital lease obligations                        $      911,929
                                                                                            =========



     The interest rates on capitalized leases vary from 8.6% to 13.3% and are imputed based on the fair market value of the equipment at the inception of the lease.

(4)  SHORT-TERM BORROWINGS:

     The Company has a line of credit with a bank that provides for maximum borrowings of $750,000. Borrowings bear interest at 9.25% per annum, adjusted periodically with interest payments only required monthly. The borrowings are secured by accounts receivable, inventory and the personal guarantee of two stockholders.

(5)  LONG-TERM DEBT:

     Long-term debt consisted of the following -


                                                                                  December 31,         August 1,
                                                                                      1996               1997
                                                                                -----------------    -----------
     Note payable to bank; 80% guaranteed by the U.S. Small Business
       Administration; interest at 8%; payable in monthly installments of
       $6,083, including interest; secured by fixed assets and the personal guarantee of two stockholders; due September 1997 or immediately if
       the Company is to merge with another company                             $    58,695           $  18,008
     Notes payable of $113,594 original principal to bank and finance
         Company, interest ranging from 4.8% to 9.75%, due in monthly installments of $3,600 and $2,966, respectively, including interest;
       secured by accounts receivable, auto, inventory and personal
       guarantees of two stockholders; due January 1997 to December 1999             64,946               45,146
     Note payable to supplier, due in monthly installments of $5,888,
       unsecured, due June 1999                                                         -                135,434
     Notes payable of $375,000 to two stockholders, interest at 7.00% per annum, due in semiannual installments on January 15 and July 15 of
       $112,500 on each note through 1998, secured by Stock Pledge Agreements
                                                                                    375,000                 -
     Notes payable to stockholders, interest at a rate of 10% per annum,
       interest only payable monthly, due February 27, 1997                          66,000                 -
     Note payable to supplier, due in monthly installments of $1,115,
       including interest, unsecured, due April 1999                                 28,396                 -
                                                                                   --------              -------
                                                                                    593,037              198,588

     Less-  Current maturities                                                      394,393              159,744
                                                                                   --------              -------
                                                                                $   198,644        $      38,844
                                                                                   ========              =======



     At August 1, 1997, the aggregate amounts of future annual principal maturities of long-term obligations (excluding capital lease obligations) are as follows-

         August 1 -
            1998                                          $     159,744
            1999                                                 38,844
                                                                --------
                      Total                               $     198,588
                                                                ========

(6)  COMMITMENTS AND CONTINGENCIES:

     Operating Leases

     The Company conducts its operations from facilities that are leased under noncancellable operating leases expiring through August 2002. The Company maintains production equipment, office furniture, equipment and two automobiles under operating leases expiring through April 2001.

     Net future minimum rental payments required under operating leases for facilities and equipment as of August 1, 1997, are as follows:

         August 1 -

              1998                                       $    836,196
              1999                                            747,403
              2000                                            408,009
              2001                                            274,401
              2002                                            197,475
              Thereafter                                      130,901
                                                            ---------
                Total minimum payments                   $  2,594,385
                                                            =========

     Rent expense for all leases was $534,555 and $495,623 for the year ended December 31, 1996 and the seven months ended August 1, 1997, respectively.

     Litigation

     The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

(7)  EMPLOYEE BENEFIT PLAN:

     The Company maintains a 401(k) deferred compensation plan. The plan provides for the Company to make a discretionary matching contribution not to exceed $1,500 per participant. Contributions to this plan for the year ended December 31, 1996 and the seven months ended August 1, 1997 were $4,749 and $3,625, respectively.

(8)  MAJOR CUSTOMERS:

     During 1996, the Company had sales to two customers which exceeded 10% of total sales, one which accounted for 29.5% of total sales and another which accounted for 15.7%. For the seven months ended August 1, 1997, the Company had sales to three customers which exceeded 10% of total sales, accounting for 29.0%, 15.7% and 12.1% of total sales. Accounts receivable from these three customers at August 1, 1997 were $237,054, $147,178 and $148,034, respectively.

(9)  STOCK REPURCHASE PLAN:

     The Company repurchased 240 shares of stock from two of the Company's four stockholders in April 1996. The Company has the option to purchase up to an additional 334 shares at $2,500 per share. After December 31, 1996, the purchase price increases at a rate of 7% per year through December 31, 2001. By way of another agreement, an additional 140 shares at $2,500 per share may be purchased through December 31, 1996 with an increase of 7% per year thereafter through December 31, 2002.

     The Company entered into two stock pledge agreements with stockholders on April 24, 1996. One agreement requires the Company to repurchase 30 shares on January 15 and July 15, 1997 and 1998. The other requires the Company to buy back 15 shares on January 15 and July 15, 1997.

     In  connection   with  the  above   transactions,   the  Company   recorded
     compensation expense of $528,000.

     In February 1997, the Company entered into an agreement among stockholders which establishes that stock will be transferred among stockholders at a price of $1,000 per share if the Acquisition occurs.

     See Note 11 for discussion of termination of the above agreements.

(10) EXECUTIVE COMPENSATION:

     The Company has executed a Stock Bonus Compensation Agreement dated April 24, 1996, for a maximum issuance of 151 shares of the Company's common stock. As of December 31, 1996, 90 shares had been issued under this agreement.


(11) SUBSEQUENT EVENT:

     The stock repurchase agreements and stock pledge agreements described in Notes 9 and 10 were terminated as part of the Acquisition.

     On July 30, 1997, Vestcom announced the initial public offering of 3,850,000 shares of its Common Stock at a price of $13.00 per share. Vestcom's underwriters exercised in full an option to purchase an additional 577,500 shares of Vestcom's Common Stock at $13.00 per share to cover overallotments of the initial public offering. The initial public offering was consummated on August 4, 1997. Concurrently with the Offering, Vestcom acquired all of the outstanding shares of the Company. Accordingly, the accompanying financial statements of the Company do not include a balance sheet as of December 31, 1997 and reflect the Company's operations and cash flows up until the date of acquisition by Vestcom (August 1, 1997). See the Vestcom financial statements included elsewhere herein.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Shareholders of
Image Printing Systems, Inc.:

We have audited the accompanying balance sheets of Image Printing Systems, Inc. (a Wisconsin corporation) as of December 31, 1995 and 1996 and August 1, 1997, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1994, 1995 and 1996 and the seven months ended August 1, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Image Printing Systems, Inc. as of December 31, 1995 and 1996 and August 1, 1997, and the results of its operations and its cash flows for the years ended December 31, 1994, 1995 and 1996 and the seven months ended August 1, 1997, in conformity with generally accepted accounting principles.


                                             ARTHUR ANDERSEN LLP



Roseland, New Jersey
February 25, 1998


                          IMAGE PRINTING SYSTEMS, INC.


                                 BALANCE SHEETS

                 DECEMBER 31, 1995 AND 1996 AND AUGUST 1, 1997


                                                   December 31        August 1,
          ASSETS                               1995        1996         1997
CURRENT ASSETS:


Cash and cash equivalents                    $ 61,835    $ 61,137      $82,539
Accounts   receivable,   net
of allowance for doubtful
accounts of $0, $63,868 and $138,792
in 1995, 1996 and 1997, respectively         1,002,680  1,422,234   1,214,828
Supplies inventory                             149,072    256,729     159,373
Prepaid postage                                199,205    324,922     180,461
Prepaid expenses and other current assets      163,028     77,738      30,164
                                             ---------  ---------   ---------
          Total current assets               1,575,820  2,142,760   1,667,365
PROPERTY  AND EQUIPMENT,  net of accumulated
  depreciation and amortization              2,368,263  2,725,129   3,503,573
OTHER ASSETS                                     -         -           21,606
                                             ---------  ---------   ---------
          Total assets                      $3,944,083 $4,867,889  $5,192,544
                                             =========  =========   =========

    LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Short-term borrowings                       $  320,494 $  795,494 $  645,494
Current portion of long-term debt              597,290    311,812    592,489
Current portion of capital lease obligations    29,159    156,282    293,962
Accounts payable                               780,237  1,022,927    636,271
Distribution payable to stockholder               -         -        462,381
Accrued expenses and other
  current liabilities                          730,309    841,956    696,915
                                             ---------  --------   ---------
     Total current liabilities               2,457,489  3,128,471  3,327,512
LONG-TERM DEBT                                 592,702    331,271    276,890
CAPITAL LEASE OBLIGATIONS                      686,201  1,102,539  1,574,282
                                             ---------  ---------  ---------
     Total liabilities                       3,736,392  4,562,281  5,178,684

COMMITMENTS  AND  CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common  stock, $10 par value; 4,400 shares
    authorized;  1,559.25  shares
    issued; 1,386 shares outstanding           15,593     15,593      15,593
  Subscriptions receivable                    (10,855)      -             -
  Retained earnings                           204,686    291,748          -
                                              -------    -------     --------
                                              209,424    307,341      15,593
Less- Treasury stock, 173.25 shares, at par    (1,733)    (1,733)     (1,733)
                                              -------    --------   ---------
     Total stockholders equity                207,691    305,608      13,860
Total liabilities and stockholders'
     equity                                $3,944,083 $4,867,889 $ 5,192,544
                                           ----------  ---------  ----------


      The accompanying notes are an integral part of these balance sheets.


                          IMAGE PRINTING SYSTEMS, INC.


                            STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                   AND THE SEVEN MONTHS ENDED AUGUST 1, 1997



                                     December 31                   August 1,
                                    1994         1995          1996        1997
REVENUES                        $ 8,628,330 $ 8,061,927 $ 9,033,680 $ 5,880,554
COSTS OF REVENUES                 6,311,170   5,994,010   6,389,208   4,109,689
                                  ---------  ----------  ----------  ----------
Gross profit                      2,317,160   2,067,917   2,644,472   1,770,865
SELLING, GENERAL AND
   ADMINISTRATIVE EXPENSES        2,130,987   2,119,588   2,305,378   1,342,982
                                  ---------   ---------   ---------   ---------
Income (loss) from operations       186,173     (51,671)    339,094     427,883
                                  ---------   ----------  ---------   ----------
OTHER INCOME (EXPENSE):
     Interest expense             (311,977)    (306,304)   (259,784)   (253,088)
Other income, net                   37,323        9,816       7,752       7,485
                                  ---------    --------   ---------    ---------
                                  (274,654)    (296,488)   (252,032)   (245,603)
                                  ---------    --------   ---------    ---------

Net income (loss)               $  (88,481) $  (348,159)  $    87,062 $   182,280
                                 ==========  ===========   ==========  ==========


        The accompanying notes are an integral part of these statements.


                          IMAGE PRINTING SYSTEMS, INC.


                       STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                   AND THE SEVEN MONTHS ENDED AUGUST 1, 1997



                                                                                                    Total
                                                                                                    Stock
                         Common Stock      Subscriptions    Retained       Treasury    Stock         holders'
                      Shares      Amount    Receivable       Earnings       Shares     Amount       Equity
BALANCE,
  January 1, 1994    1,599.25   $ 15,593     $(11,155)     $ 990,743        173.25  $ (1,733)    $ 993,448
  Net loss              -           -            -           (88,481)           -        -         (88,481)
  Distributions to
     stockholders       -           -            -          (105,881)           -        -        (105,881)
                    ---------    -------      --------       --------      -------    -------     ----------
BALANCE,
  December 31, 1994  1,599.25     15,593      (11,155)       796,381       173.25    (1,733)       799,086
    Collection of
      subscriptions
      receivable        -           -            300            -               -        -             300
     Net loss           -           -             -        (348,159)            -        -        (348,159)
     Distributions
        to stockholders -           -             -        (243,536)            -        -        (243,536)
                     -------   --------      --------      ---------       --------  -------      --------
BALANCE,
     December 31, 1995 1,559.25   15,593      (10,855)       204,686        173.25    (1,733)      207,691
     Write-off of
       subscriptions
       receivable       -           -          10,855            -              -        -          10,855
     Net income         -           -             -           87,062            -        -          87,062
                      ---------   ------      -------       --------       ---------  -------     ---------
BALANCE,
     December 31, 1996 1,559.25   15,593          -          291,748        173.25    (1,733)      305,608
     Net income         -           -             -          182,280            -        -         182,280
     Distributions to
       stockholders     -           -             -         (474,028)           -        -        (474,028)
                       --------   ------      --------      ---------      --------  ---------   ----------
BALANCE,
     August 1, 1997    1,559.25  $ 15,593    $    -       $    --           173.25   $ (1,733)  $   13,860
                       ========  ========    ========      =========        ======    =======     ========

        The accompanying notes are an integral part of these statements.



                          IMAGE PRINTING SYSTEMS, INC.


                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                   AND THE SEVEN MONTHS ENDED AUGUST 1, 1997

                                                        December 31                    August 1,
                                                  1994         1995          1996        1997
                                                  ----         ----          ----        ----
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                       $ (88,481)   $ (348,159)    $  87,062     $182,280
     Adjustments to reconcile net
         income (loss) to net cash
         provided by operating
         activities-
          Depreciation and amortization        796,062      715,497        636,035     396,932
          Provision for doubtful accounts         -             -           63,868      74,924
          (Gain) loss on sale of assets           -          52,365           (762)     (3,800)
     Loss on write-off of subscriptions
          receivable                              -             -           10,855        -
Changes in operating assets (increase)
     decrease in-
     Accounts receivable                       186,772      (2,623)      (483,422)     132,482
     Supplies inventory                        (42,085)     42,776       (107,657)      97,356
     Prepaid expenses and other
        current assets                          36,264      18,514        (40,427)     170,429
Changes in operating assets (increase)
     decrease in
     Accounts payable                          (20,338)    226,918        242,690     (386,656)
     Accrued expenses and other
        current liabilities                    174,529       2,933        111,647     (145,041)
                                             ---------    --------        -------     ---------
     Net cash provided by
        operating activities                 1,042,723     708,221        519,889      518,906
                                             ---------    --------        -------      -------
CASH  FLOWS FROM  INVESTING
ACTIVITIES:
     Acquisition of property
        and equipment                         (830,522)   (397,256)       (374,027)   (540,736)
     Proceeds from sale of assets                 -        470,000           8,500     109,697
                                             ----------   --------        --------    ---------
          Net cash provided by (used in)
             investing activities             (830,522)     72,744        (365,527)   (431,039)
                                             ----------   --------        ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Net short-term borrowings                  10,000     (29,506)        475,000    (150,000)
     Proceeds from long-term borrowings        611,684     638,741           -         450,000
     Principal payments on long-term
       debt and capital lease
       obligations                            (741,184) (1,119,674)       (630,060)   (354,818)
     Collection of subscriptions receivable       -          -                 300       -
          Distributions to stockholders       (105,881)   (243,536)          -         (11,647)
                                             ---------- ----------        --------    ---------
               Net cash used in financing
                  activities                  (225,381)   (753,675)       (155,060)    (66,465)
                                              --------- -----------       ---------    --------
               Net increase (decrease)
                   in cash and cash
                   equivalents                 (13,180)     27,290            (698)     21,402
CASH AND CASH EQUIVALENTS, beginning of year    47,725      34,545          61,835      61,137
                                              --------     -------         -------      ------
CASH AND CASH EQUIVALENTS, end of year       $  34,545    $ 61,835       $  61,137   $  82,539
                                              ========     =======         =======     =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
     INFORMATION:
     Cash paid during the year
        for interest                         $ 307,745    $306,304       $ 261,812   $ 253,088
SUPPLEMENTAL   DISCLOSURE  OF
NONCASH FINANCING ACTIVITY:
     Capital lease obligations incurred      $    -       $  -           $ 626,612   $ 761,894


        The accompanying notes are an integral part of these statements.

                          IMAGE PRINTING SYSTEMS, INC.


                         NOTES TO FINANCIAL STATEMENTS


1.       NATURE OF BUSINESS

Image Printing Systems, Inc. (the "Company") is a Wisconsin corporation. The Company's primary businesses are (i) the production and distribution of documents on paper, microfiche, microfilm and compact disc, (ii) marketing materials fulfillment, (iii) demand publishing, (iv) mailing services and (v) forms management.

The Company and its shareholders have entered into a definitive agreement with Vestcom International, Inc. ("Vestcom"), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Vestcom's common stock (the "Acquisition") concurrent with the consummation of the initial public offering (the "Offering") of the common stock of Vestcom.

2.       SUMMARY OF SIGNIFICANT
         ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Revenue Recognition

Revenues are recognized when the services are rendered. Revenues are presented net of postage charges in the income statement as customers advance the Company cash to be used to purchase postage for related projects.

Cash and Cash Equivalents

Cash and cash equivalents include money market accounts and all highly liquid debt instruments purchased with original maturities of three months or less.

Supplies Inventory

Inventories consist of paper and other supplies and work in process and are valued at the lower of cost or market. Cost is determined by the first-in, first-out method.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed utilizing the straight-line method. The assets are depreciated over their estimated useful lives.

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

The Company accounts for long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the assets is compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value was necessary.

Income Taxes

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay Federal or state corporation income taxes on its income. Instead, the stockholders are liable for individual Federal and state income taxes on their respective shares of the Company's taxable income. Accordingly, no provision for Federal or state corporate income taxes has been made in the accompanying financial statements.

Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentration of credit risk, as defined by SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," consist primarily of trade accounts receivable. The Company's customers are concentrated in the Midwestern United States and its primary customers are financial institutions and local governments and agencies. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information.

3.    PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                                                     Estimated
                                           December 31,               August 1,     Useful Lives
                                             1995          1996         1997          (Years)
                                           -----------     ----       ---------      ----------
Land and building                        $  756,749    $ 756,749   $  756,749            19
Machinery and equipment                   6,001,691    6,968,637    7,401,613             7
Office equipment, furniture and fixtures    597,761      604,465      687,098             7
Leasehold improvements                      339,213      353,702      516,682           7-19
                                          ---------    ---------    ---------
                                          7,695,414    8,683,553    9,362,142
Less-Accumulated depreciation and
     amortization                        (5,327,151)  (5,958,424)  (5,858,569)
                                         -----------  -----------  -----------
          Property and equipment, net   $ 2,368,263  $ 2,725,129  $ 3,503,573
                                         -----------  -----------  -----------

The Company leases its principal location under a capitalized lease expiring July 31, 2008. The property is leased from stockholders of the Company (the "related party lease") (Note 8). The annual rent is $120,000, and the lessor has the option to increase the rent by the lesser of 4% per year or the percentage increase in the Consumer Price Index. The lease also requires contingent rental payments based on the current-year real estate taxes levied on the property. The real estate tax expense totaled $24,918, $22,290, $22,633 and $51,743 for the years ended December 31, 1994, 1995 and 1996, and the seven months ended August 1, 1997, respectively. The Company is also obligated to pay all repairs, maintenance and utilities on the property. In addition, the Company leases certain equipment under capitalized leases. Capital leases (included above) consist of the following:

                                     December 31                    August 1,
                                   1995          1996                   1997
                                   ----          ----                  -----
Land and building             $   756,749   $   756,749           $  756,749
Machinery and equipment            90,000       626,612            1,388,506
                                  -------    ----------            ---------
                                  846,749     1,383,361            2,145,255
Less- Accumulated depreciation
    and amortization             (309,062)     (372,202)            (478,622)
                                 ---------   -----------            ---------
                               $  537,687  $  1,011,159          $ 1,666,633
                                 ---------   -----------           ----------

Depreciation and amortization expense charged to operations on property and equipment, including capital leases, totaled $796,062, $715,497, $636,035 and $396,932 for the years ended December 31, 1994, 1995 and 1996, and the seven months ended August 1, 1997, respectively.

At August 1, 1997 minimum annual payments under capital leases including interest are as follows:

            Year ending August 1:
                 1998                         $   492,727
                 1999                             462,800
                 2000                             426,303
                 2001                             397,062
                 2002                             249,992
             Thereafter                           720,000
                                                ---------

                      Total minimum payments    2,748,884

             Less-Amounts representing interest   880,640
                                               ----------
                    Net minimum payments        1,868,244
              Less-Current portion of
                      capital lease
                      obligations                 293,962
                                               ----------
                    Long-term portion of capital
                      lease obligations        $1,574,282
                                                =========

The interest rates on capitalized leases vary from 7.9% to 14.0% and are imputed based on the fair market value of the equipment at the inception of the lease.

4.    ACCRUED EXPENSES AND
      OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

                                      December 31              August 1,
                                    1995       1996              1997
                                    ----       ----              ----
Accrued salary and bonus         $ 158,277  $ 180,861         $ 207,599
Postage deposit                    531,979    599,929           424,087
Other current liabilities           40,053     61,166            65,229
                                   -------   --------            ------
                                 $ 730,309  $ 841,956         $ 696,915
                                   -------   --------          --------

5.       SHORT-TERM BORROWINGS

The Company has an $850,000 secured line of credit with a bank which expires September 30, 1997. The line is secured by a general security agreement and personal guarantees of the stockholders of the Company totaling $700,000. The line bears interest at a rate of prime (8.5% at August 1, 1997) plus .75%.

6.       LONG-TERM DEBT

Long-term debt consists of the following:

                                             December 31             August  1,
                                        1995          1996             1997
                                        ----          ----             ----
Various  equipment loans payable to a
financial  institution,  bearing
interest at 1% above the prime rate
(8.5% at August 1, 1997).  Principal
amounts are payable in aggregate monthly
installments of $21,095 maturing
September 1997 through February 2000;
collateralized by specific equipment
and secured by personal guarantees of
stockholders                         $   725,024  $  391,043    $  696,852
Various   equipment  loans  payable
to vendors  bearing  interest at
rates between 9.5% and 14%.  Principal
amounts are payable in aggregate
monthly  installments  of $8,717
maturing July 1998 through October
1998; collateralized by specific
equipment                                395,028     198,360       133,735
Equipment  loan payable to a
financial institution bearing
interest at 6%.  Principal is
payable in monthly  installments
of $1,939 beginning  November 1993
through October 1996 and $2,403
thereafter; collateralized by
specific equipment.  Final payment
is due on December 31, 1998               69,940      53,680        38,792
                                      ---------      --------     ---------
                                      1,189,922      643,083       869,379

Less- Current maturities               (597,290)    (311,812)     (592,489)
                                    -----------     ---------     ---------
                                   $    592,702     $ 331,271    $ 276,890
                                    ===========     =========     ========

At August 1, 1997, the aggregate amounts of annual principal maturities of long-term obligations (excluding capital leases) are as follows:

               Year ending August 1:
                    1998                          $  592,489
                    1999                             221,113
                    2000                              55,777
                                                     --------
                                                  $  869,379
                                                    =========

7.    COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company is committed under various operating leases for warehouse and operating facilities as well as equipment and automobiles. These leases run for periods of one to five years and have monthly payments ranging from $85 to $12,108.

At August 1, 1997 the minimum annual rental commitments of the Company under existing agreements are as follows:

           Year ending August 1:
               1998                          $   258,509
               1999                              152,409
               2000                               71,381
               2001                               43,018
               2002                               30,571
                                                 --------
                    Total minimum payments   $   555,888
                                              ===========


The above building leases also require the lessee to pay for taxes and/or maintenance, insurance and utilities on the properties.

Rent expense for the years ended December 31, 1994, 1995 and 1996 and the seven months ended August 1, 1997 was $302,903, $302,999, $267,509 and $179,630,
respectively.

Buy Sell Agreements

The Company has the option to purchase all of the shares owned by certain stockholder employees should the individuals leave the employ of the Company or cease to be actively involved in the business.

Litigation

The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

8.  RELATED PARTY TRANSACTIONS

The Company has a capitalized real estate lease with the stockholders of the Company for its principal location. The annual rental is $120,000 and the expiration date is July 31, 2008 (Note 3). The lessor has the option to increase the rent by the lesser of 4% per year or the percentage increase in the Consumer Price Index.

The stockholders were indebted to Image Printing Systems, Inc. on unsecured, noninterest bearing demand notes originally dated September 10, 1984 in the amount of $10,855, which were included in subscriptions receivable as of December 31, 1995 and written off in 1996.

9.       EMPLOYEE BENEFIT PLAN

The Company has a profit sharing plan (401(k)) covering all employees who are at least 19 years of age and have completed at least one year of service. Contributions are accrued and paid at the discretion of management. Currently, the Company has elected to match employee contributions at the rate of 50% for the first 4% of compensation deferred. The Company contributed $12,059, $44,006, $36,613 and $20,433 to the plan for the years ended December 31, 1994, 1995 and 1996 and the seven months ended August 1, 1997, respectively.

10.   SUBSEQUENT EVENT:

On July 30, 1997, Vestcom announced the inital public offering of 3,850,000 shraes of its common stock at a price of $13.00 per share. Vestcom's underwriters exercised in full an option to purchase an additional 577,500 shares of Vestcom's common stock to cover over allotments of the initial public offering. The initial public offering was consummated on August 4, 1997. Concurrently, with the Offering, Vestcom acquired all of the outstanding shares of the Company. Accordingly, the accompanying financial statements of the Company do not include a balance sheet as of December 31, 1997 and reflect the Company's operations and cash flows up until the date of acquisition by Vestcom (August 1, 1997). See the Vestcom Financial Statements included elsewhere herein.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To the Stockholders of

                  Lirpaco Inc. and subsidiary:


We have audited the accompanying consolidated balance sheets of Lirpaco Inc. (a Canadian Corporation) and subsidiary as of July 31, 1995 and 1996 and December 31, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended July 31, 1995 and 1996 and the five-month period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lirpaco Inc. as of July 31, 1995 and 1996 and December 31, 1996 and the results of its operations and its cash flows for the years ended July 31, 1995 and 1996 and the five-month period ended December 31, 1996 in conformity with generally accepted accounting principles.


                                   ARTHUR ANDERSEN LLP


Roseland, New Jersey
February 17, 1997


                           LIRPACO INC. AND SUBSIDIARY


                           CONSOLIDATED BALANCE SHEETS

               AS OF JULY 31, 1995 AND 1996, AND DECEMBER 31, 1996


                                                                                      July 31                    December 31,
                                ASSETS                                       1995                 1996                  1996
                                                                        ----------------    -----------------     -----------------

CURRENT ASSETS:
   Cash and cash equivalents                                            $        -                 $86,226              $88,198
   Accounts receivable, net of allowance for
     doubtful accounts of $4,080, $35,015 and
     $35,132, respectively                                                   1,032,467             729,505              743,380
   Due from related party                                                            -              42,963               19,474
   Supplies inventory                                                          141,936             130,412              129,439
   Prepaid expenses and other current assets                                    83,600              75,788               73,076
                                                                             ---------           ---------            ----------
                Total current assets                                         1,258,003           1,064,894            1,053,567
PROPERTY AND EQUIPMENT, net of
   accumulated depreciation and amortization                                   438,698             443,944              661,901
DEFERRED CHARGES                                                                10,379               3,030                  --
                                                                             ---------           ---------            ----------
     Total assets                                                           $1,707,080         $ 1,511,868          $ 1,715,468
                                                                             =========           =========            ==========

                    LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt                                             42,045              21,495               51,752
  Accounts payable and accrued liabilities                                   1,343,964             824,396              675,274
  Income taxes payable                                                          40,562              10,075               36,299
                                                                             ---------             -------            ---------

     Total current liabilities                                               1,426,571             855,966              763,325
LONG-TERM DEBT                                                                   7,693               --                 245,166
DEFERRED INCOME TAXES                                                             --                38,620               26,474
                                                                             ---------            --------            ---------

     Total liabilities                                                      1,434,264              894,586            1,034,965

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
   Class A common shares, voting, no par value,
     unlimited amount authorized, 100 issues
     and outstanding                                                              102                 102                   102
    Class B common shares, nonvoting, no par value
     unlimited amount authorized, no shares
     issued and outstanding                                                       --                --                       --
    Class C preferred shares, noncumulative, no par
      value, nonparticipating, voting, unlimited
      amount authorized, no shares issued and
      outstanding                                                                 --                --                       --
     Class D preferred shares, noncumulative, no par
       value, nonparticipating, nonvoting, unlimited
       amount authorized, no shares issued and
       outstanding                                                               --                 --                       --
     Class E preferred shares, noncumulative, no par
       value, nonparticipating, nonvoting, unlimited
       amount authorized, 417,082 shares issued
       and outstanding                                                            102                 102                   102
     Class F preferred shares, noncumulative, no par
       value, non participating, nonvoting, unlimited
       amount authorized, 166,566 shares issued and
       outstanding                                                             170,104            170,104               170,104
     Retained earnings                                                          87,985            424,707               474,943
     Cumulative translation adjustments                                         14,523             22,267                35,252
                                                                              --------            -------               -------
          Total stockholderws' equity                                          272,816            617,282               680,503
                                                                              --------            -------               -------
          Total liabilities and stockholders' equity                       $ 1,707,080         $1,511,868            $1,715,468
                                                                             =========          =========             =========


 The accompanying notes to consolidated financial statements are an integral part of these balance sheets.


                           LIRPACO INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                   FOR THE YEARS ENDED JULY 31, 1995 AND 1996

        AND THE FIVE MONTHS ENDED DECEMBER 31, 1995 (UNAUDITED) AND 1996






                                                              Year Ended                   Five Months Ended December 31
                                                                July 31
                                                        1995              1996                1995               1996
                                                   ---------------    --------------    -----------------    --------------
                                                                                        (unaudited)

REVENUES                                              $3,914,089         $4,987,369       $2,058,250           $1,973,842

COST OF REVENUES                                       2,657,407          3,220,847        1,370,548            1,331,274
                                                   ---------------    --------------    -----------------    --------------

                Gross profit                           1,256,682          1,766,522          687,702              642,568

SELLING, GENERAL AND
   ADMINISTRATIVE EXPENSES                             1,088,835          1,325,318          534,769              536,019
                                                   ---------------    --------------    -----------------    --------------

                Income from operations                   167,847            441,204          152,933              106,549

OTHER EXPENSES:
   Interest expense                                       47,496             27,516           13,444                4,126
   Loss on sale of asset                                       -                  -                -               26,693
                                                   ---------------    --------------    -----------------    --------------

                Income before provision
for income taxes                                         120,351            413,688          139,489               75,730

PROVISION FOR INCOME TAXES                                22,710             76,966           28,985               25,494
                                                   ---------------    --------------    -----------------    --------------

                Net income                               $97,641           $336,722         $110,504              $50,236
                                                   ===============    ==============    =================    ==============
The accompanying notes to consolidated financial statements are an integral part of these statements.





                           LIRPACO INC. AND SUBSIDIARY


                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                   FOR THE YEARS ENDED JULY 31, 1995 AND 1996

                   AND THE FIVE MONTHS ENDED DECEMBER 31, 1996




                                                                                  (Accumulated
                                                                                     Deficit)      Cumulative
                                          Preferred   Stock     Common Stock        Retained       Translation
                                          Shares      Amount    Shares Amount       Earnings       Adjustments       Total
                                          ------     --------   -------------      -----------     -----------      -------
BALANCE, August 1, 1994                   583,648   $170,206    100     $102        ($9,656)         $12,276       $172,928

   Net income                               -          -         -        -          97,641            -            97,641
   Translation adjustment                   -          -         -        -             -              2,247         2,247
                                          -------   --------    -----  ------    --------------     -----------    --------

BALANCE, July 31, 1995                    583,648    170,206    100      102         87,985           14,523       272,816
                                          -------   --------    -----  ------    --------------     -----------    --------
   Net income                               -          -         -        -         336,722             -          336,722
   Translation adjustment
                                            -          -         -        -           -                7,744         7,744
                                          -------   --------    -----  ------    --------------     ----------     --------

BALANCE, July 31, 1996                    583,648   170,206     100      102        424,707           22,267       617,282

   Net income                               -          -         -        -          50,236              -          50,236
   Translation adjustment                   -          -         -        -           -               12,985        12,985
                                          -------   --------    -----  ------    ----------          ---------    --------
BALANCE, December 31,
   1996                                   583,648  $170,206     100     $102       $474,943          $35,252      $680,503
                                          =======  ========     =====  ======    ===========         =========    ========


 The accompanying notes to consolidated financial statements are an integral part of these statements.


                           LIRPACO INC. AND SUBSIDIARY


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                   FOR THE YEARS ENDED JULY 31, 1995 AND 1996

        AND THE FIVE MONTHS ENDED DECEMBER 31, 1995 (UNAUDITED) AND 1996


                                                                    Year Ended                Five Months Ended December 31
                                                                     July 31
                                                              1995              1996              1995              1996
                                                          --------------    -------------    ---------------    -------------
                                                                                              (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                              $  97,641         $336,722          $110,504           $50,236
   Adjustments to reconcile net income to net cash
     provided by operating activities-
       Depreciation and amortization                         118,767          113,074            49,796            59,516
       Provision for doubtful accounts                          -              35,382               -                 -
       (Gain) loss on disposal of fixed assets                (2,429)            -                  -              26,693
       Deferred income tax provision                          11,570           59,449            20,158           (12,146)
       Changes in operating assets (increase)
         decrease in-
           Accounts receivable                               (340,924)         267,580            76,839           (13,875)
           Supplies inventory                                 (29,640)          11,524           (34,284)              973
           Prepaid expenses and other current
              assets                                          (49,959)          (4,540)         (135,332)           (6,021)
           Deferred charges                                     7,332            7,349             3,050             3,030
       Changes in operating liabilities increase
         (decrease) in-
           Accounts payable and accrued liabilities           293,247         (519,568)         (121,426)         (149,122)
           Income taxes payable                                40,562          (30,487)           81,754            26,224
                                                          --------------    -------------    ---------------    ------------
                Net cash provided by (used in)
                  operating activities                        146,167          276,485            51,059           (14,492)
                                                          --------------    -------------    ---------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of property and equipment                     (114,528)        (118,320)          (35,740)         (304,166)
   Proceeds from disposal of fixed assets                       4,396                -                 -             7,349
                                                          --------------    -------------    ---------------    ------------
                Net cash used in investing activities        (110,132)        (118,320)          (35,740)         (296,817)
                                                          --------------    -------------    ---------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from long-term borrowings                               -                -                 -           291,864
   Principal payments on long-term debt                        (13,616)        (28,607)          (11,656)          (2,072)
   Loan to related party                                            -          (42,963)                -                 -
   Collection of loan to related party                              -                -                 -            23,489
   Payment on loan from related party                          (22,419)           (369)           (3,663)                -
                                                          --------------    -------------    ---------------    -----------
                Net cash provided by (used in)
                  financing activities                         (36,035)        (71,939)          (15,319)          313,281
                                                          --------------    -------------    ---------------    -----------
NET INCREASE IN CASH AND CASH
   EQUIVALENTS                                                     -             86,226                 -             1,972
CASH AND CASH EQUIVALENTS,
   beginning of period                                             -                -                   -            86,226
                                                          --------------    -------------    ---------------    -----------
CASH AND CASH EQUIVALENTS,
   end of period                                          $        -             $86,226      $                     $88,198
                                                          ==============    =============    ===============    ===========
SUPPLEMENTAL DISCLOSURE OF CASH     FLOW INFORMATION:
     Cash paid during the period for-
       Interest                                                $47,496          $27,231           $13,309            $4,097
       Income taxes                                                 -            32,878                 -                 -
                                                          ==============    =============    ===============    ============




           The accompanying notes to consolidated financial statements are an integral part of these statements.

                           LIRPACO INC. AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  NATURE OF BUSINESS:

     Lirpaco Inc. (the "Company"), a Canadian corporation, is a holding company with one subsidiary, COS INFORMATION Inc. a Quebec Corporation. The Company's primary businesses are (i) the production and distribution of computer-generated labels, (ii) the production and distribution of documents on paper, microfiche, microfilm and compact disc, (iii) demand publishing, (iv) mailing services and (v) forms management. Its customer base is mainly comprised of businesses in and around Montreal, Canada.

     The Company and its stockholders intend to enter into a definitive agreement with Vestcom International, Inc. ("Vestcom"), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Vestcom's common stock (the "Acquisition") concurrent with the consummation of the initial public offering (the "Offering") of the common stock of Vestcom.

(2)  SUMMARY OF SIGNIFICANT
     ACCOUNTING POLICIES:

     Basis of Presentation-

     The financial statements have been prepared from records maintained in Canada. The Company's financial statements are presented in accordance with the generally accepted accounting principles of the United States of America. All significant intercompany transactions have been eliminated in consolidation.

     Foreign Currency-

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation," income statement accounts are translated at the average exchange rates in effect during the period, while assets and liabilities are translated at the rates of exchange at the balance sheet date. The resulting balance sheet translation adjustments are $2,247, $7,744 and $12,985 for the years ended July 31, 1995 and 1996 and the five months ended December 31, 1996, respectively.

     Use of Estimates-

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     Revenue Recognition-

     Revenues are recognized when the services are rendered. Revenues are presented net of postage charges in the income statement as customers advance the Company cash to be used to purchase postage for related projects.

     Cash and Cash Equivalents-

     Cash and cash equivalents include money market accounts and all highly liquid debt instruments purchased with original maturities of three months or less.

     Supplies Inventory-

     Supplies inventory consists of paper, toner, developer and other disposable chemicals, film and micrographic chemicals, and packaging materials.
     Supplies are valued at cost, which approximates market, with cost determined using the first-in-first-out method.

     Property and Equipment-

     Property and equipment are recorded at cost. Depreciation is computed principally using an accelerated method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the shorter of the estimated useful lives of the assets or the terms of the related leases.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

     Income Taxes-

     Income taxes are provided based on earnings reported for financial statement purposes. The provision for income taxes differs from the amounts currently payable because of timing differences in the recognition of certain income and expense items for financial reporting and tax purposes. In accordance with SFAS No. 109, the Company accounts for income taxes using an asset and liability method. The asset and liability method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of assets and liabilities, measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     New Accounting Pronouncement-

     Effective January 1, 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the assets is compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value was necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

     Concentration of Credit Risk-

     Financial instruments that potentially expose the Company to concentration of credit risk, as defined by SFAS No. 105, consist primarily of trade accounts receivable. The Company's customers are concentrated in eastern Canada. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information.

(3)  PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following at July 31, 1995 and 1996 and December 31, 1996-

                                                                                                             Estimated
                                                           July 31                     December 31,             Useful
                                                   1995               1996                 1996             Lives (Years)
                                              ---------------    --------------   -------------------    -----------------

      Machinery and equipment                 $1,926,410         $1,905,968            $1,522,185               10
      Furniture and fixtures                     117,499            130,074               148,566               10
      Leaseholds improvements                    124,305            126,269               258,794                7
      Computer hardware                          221,281            284,840               300,282                6
      Computer software                           15,008             26,955                27,292                5
                                              ---------------    --------------   ---------------

                                               2,404,503          2,474,106             2,257,119

      Less- Accumulated
        depreciation and
        amortization                          (1,965,805)        (2,030,162)           (1,595,218)
                                           ---------------    ----------------      ---------------

      Property and equipment,
        net                                     $438,698           $443,944              $661,901
                                              ===============    ================      ===============



     Leased equipment under capital leases (included above) consists of the following at July 31, 1995 and 1996 and December 31, 1996-



                                                                                 July 31                  December 31
                                                                          1995             1996               1996
                                                                      -------------    -------------    -------------

      Equipment                                                           $32,199        $47,430           $47,430
      Less- Accumulated amortization                                       (8,413)       (13,795)          (17,574)
                                                                      -------------    -------------      -----------

                                                                          $23,786        $33,635           $29,856
                                                                      =============    =============      ===========

     Depreciation and amortization expense on property and equipment charged to operations for the years ended July 31, 1995 and 1996 and the five-month periods ended December 31, 1995 (unaudited) and 1996 was $118,767, $113,074, $49,796 and
$59,516, respectively.

(4)  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consists of the following at July 31, 1995 and 1996 and December 31, 1996- July 31 December 31, 1995 1996 1996


     Accounts payable                                                 $860,995           $372,399             $420,115
     Wages payable                                                     217,247            314,209              156,881
     Sales taxes payable                                                52,908            108,967               91,435
     Customer advances                                                 118,443                600                6,843
     Other                                                              94,371             28,221                    -
                                                                   ---------------    ---------------      ---------------

                                                                    $1,343,964           $824,396             $675,274
                                                                   ===============    ===============      ===============

(5)  LONG-TERM DEBT:

     Long-term debt consists of the following at July 31, 1995 and 1996 and December 31, 1996-


                                                                                     July 31                December 31
                                                                              1995            1996             1996
                                                                           ------------------------        --------------
         Various noninterest bearing equipment loans payable to various companies for capital leases.  Principal amounts are payable in aggregate monthly installments of $2,225; collateralized by
           specific equipment.  Maturing November 1996 through June 1997.     $19,059         $19,423           $5,054

         Equipment loan payable to a financial institution.  Final payment
           was made in September 1996.                                         30,679           2,072               -
         Leasehold improvement loan payable to a financial institution, bearing interest at 1/2% over the Daily Floating Base interest rate (8 1/2% at December 31, 1996).  The principal is payable in escalating monthly installments of $2,554 to $5,472;
           collateralized by the assets of the Company.  The final payment
           is due in December 2001.                                              -              -              291,864

                                                                               49,738          21,495          296,918

         Less- Current maturities                                              42,045          21,495           51,752
                                                                           ------------    ------------     -----------

                                                                               $7,693       $   -             $245,166
                                                                           ============    ============     ===========


     At December 31, 1996 the aggregate amounts of annual principal maturities of long-term debt (including capital leases) are as follows-

         1997                                                   $51,752
         1998                                                    56,917
         1999                                                    56,917
         2000                                                    65,666
         2001                                                    65,666
                                                               --------

                                                               $296,918
                                                               =========

(6)  INCOME TAXES:

       The provision (benefit) for income taxes consists of the following-

                                                                Year Ended                  Five Months Ended December 31
                                                                 July 31
                                                          1995              1996               1995               1996
                                                     ---------------    --------------    ----------------    --------------
                                                                                            (unaudited)
           Current tax expense-
             Federal                                          $67             $3,847       $                        $27,077
                                                                                                      -
             Provincial                                    11,073             13,670              8,827              10,563
                                                     ---------------    --------------     --------------      -------------

                           Total current                   11,140             17,517              8,827              37,640
                                                     ---------------    --------------     --------------      -------------

           Deferred tax expense
             Federal                                       15,273             57,931             19,570              (8,533)
             Provincial                                    (3,703)             1,518                588              (3,613)
                                                     ---------------    --------------     --------------      -------------

                           Total deferred                  11,570             59,449             20,158             (12,146)
                                                     ---------------    --------------     --------------      -------------

                           Total provision                $22,710            $76,966            $28,985             $25,494
                                                     ===============    ==============     ==============      =============


     The Canadian statutory tax rate is 18.87% on the first $200,000 of taxable revenue. The Company pays taxes on its taxable income at this rate except as modified for certain permanent differences.

(7)  COMMITMENTS AND CONTINGENCIES:

       Operating Leases-

     The Company leases office premises, warehouse space and a portion of its machinery and equipment under operating leases expiring at varying dates through 2001.

     At December 31, 1996 the minimum annual rental commitment of the Company under existing agreements are as follows-

            1997                                                $405,260
            1998                                                 298,559
            1999                                                 138,079
            2000                                                  65,597
            2001                                                  50,267
                                                                ---------

                         Total minimum payments                 $957,762
                                                                ========

     Rent expense including lease escalations charged to operations for the years ended July 31, 1995 and 1996 and the five months ended December 31, 1995 (unaudited) and 1996 was $41,827, $41,135, $22,637 and $17,267, respectively.

     Litigation-

     The Company is involved in various legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

(8)  RELATED PARTY TRANSACTIONS:

     A stockholder had noninterest bearing loans outstanding to the Company in the amounts of $0, $42,963 and $19,474 at July 31, 1995 and 1996, and
     December 31, 1996, respectively, included in due from related party in the accompanying balance sheets. The loans were repaid in January 1997.


(9)  EMPLOYEE BENEFIT PLAN:

     The Company maintains a profit sharing plan for all employees. The Plan provides for the Company to contribute 30% of pretax income, net of certain adjustments. Contributions to this plan for the years ended July 31, 1995 and 1996 and the five months ended December 31, 1995 (unaudited) and 1996 were $88,605, $179,777, $62,349 and $38,365, respectively.

(10) MAJOR CUSTOMERS:

     The Company has one customer which accounted for 15.1% and 12.9% of sales for the year ended July 31, 1996 and the five months ended December 31, 1996, respectively, and another customer which represented 10.9% and 10.6% of sales for the year ended July 31, 1996 and the five months ended December 31, 1996, respectively.

(11) EVENTS SUBSEQUENT TO DATE OF REPORT OF
     INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     In March 1997, the Company and its stockholders entered into a definitive agreement with Vestcom providing for the Acquisition of the Company by Vestcom.

                           Lirpaco Inc. and Subsidiary

                        Consolidated Financial Statements

                                  July 31, 1997



                                    Contents



Auditors' report                                                         1

Financial statements

    Balance sheet                                                        2

    Statement of earnings and retained earnings                          3

    Statement of changes in financial position                           4

    Notes to the financial statements                                  5-8

AUDITORS' REPORT


To the Shareholders of Lirpaco Inc.



We have audited the consolidated balance sheet of Lirpaco Inc. and Subsidiary as at July 31, 1997 and the consolidated statements of earnings and retained earnings and changes in financial position for the seven months then ended. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at July 31, 1997 and the results of its operations and the changes in its financial position for the seven months then ended in accordance with generally accepted accounting principles.

LIPPMAN LEEBOSH APRIL


Chartered Accountants

Montreal, Quebec
October 11, 1997

Lirpaco Inc. and Subsidiary

Consolidated Balance Sheet (In U.S. Dollars)

At July 31, 1997


Assets
Current assets
Cash                                                  $   49,857
Accounts receivable                                      655,766
Inventories                                              144,659
Prepaid expenses and other current assets                 75,492
                                                         -------
                                                         925,774
Capital assets  [note 2]                                 687,730
Deposits and deferred charges                             22,605
                                                       ---------
                                                       1,636,109
                                                       =========

Liabilities
Current liabilities
Accounts payable and accrued liabilities                 462,233
Income taxes payable                                      44,927
Long-term debt - current portion                          80,079
                                                       ---------
                                                         587,239
Long-term debt  [note 4]                                 213,314
Deferred income taxes                                     33,093
                                                       ---------
                                                         833,646
                                                       ---------


Shareholders'  equity
Share capital  [note 5]                                  170,308
Retained earnings                                        554,009
Cumulative translation adjustments                        78,146
                                                         -------
                                                         802,463
                                                         -------
                                                       1,636,109
                                                       =========

Lirpaco Inc. and Subsidiary

Consolidated Statement of Earnings and Retained Earnings (In U.S. Dollars)

Seven months ended July 31, 1997

Sales                                               $2,493,385
Cost of sales                                        1,650,689
                                                     ---------
Gross profit                                           842,696
                                                     ---------


Expenses
Selling, general and administrative                    620,473
Interest on long-term debt                              13,881
Interest - other                                         6,457
Amortization                                            81,033
                                                     ---------
                                                       721,844
                                                     ---------
Earnings before income taxes                           120,852
Income taxes                                            41,786
                                                     ---------
Net earnings                                            79,066
                                                     ---------
Retained earnings - beginning of period                474,943
Retained earnings - end of period                      554,009
                                                     ---------

Lirpaco Inc. and Subsidiary

Consolidated Statement of Changes in Financial Position (In U.S. Dollars)

Seven months ended July 31, 1997



Operating activities
Net earnings                                          $  79,066
Charges to earnings not involving cash:
Amortization of capital assets                           81,033
Deferred income taxes                                     6,619
                                                        -------
                                                        166,718
Net change in non-cash working capital balances         (38,278)
                                                        --------
                                                        128,440
                                                        -------


Investing activities
Acquisition of capital assets                          (112,324)
Increase in deposits and deferred charges               (22,605)
                                                       ---------
                                                       (134,929)
                                                       ---------


Financing activities
Repayment of long-term debt                             (31,852)

                                                        --------
Decrease in cash                                        (38,341)
Cash -beginning of period                                88,198
                                                        --------
Cash - end of period                                     49,857
                                                        ========

Lirpaco Inc. and Subsidiary

Notes to the Consolidated Financial Statements (In U.S. Dollars)

July 31, 1997



1.  Accounting policies

Principles of consolidation: The consolidated financial statements include the accounts of the company and its wholly-owned subsidiary. All significant inter-company transactions and account balances are eliminated on consolidation.

Inventories: Inventories of raw materials are valued at the lower of cost (first-in, first-out basis) and net replacement cost.

Amortization of capital assets: Amortization is provided for over the estimated useful lives of the related assets using the following rates and methods:

         Machinery and equipment        -    20% diminishing balance
         Furniture and fixtures         -    20% diminishing balance
         Leasehold improvements         -    straight-line over lease term plus
                                             first renewal option
         Computer hardware              -    30% diminishing balance
         Computer software              -    33.3% straight-line

Foreign currency: Income statement accounts are translated at the average exchange rates in effect during the period while assets and liabilities are translated at the rates of exchange at the balance sheet date. The resulting balance sheet translation adjustment for the seven months ended July 31, 1997 is $42,894.

Concentration of credit risk: Financial instruments that potentially expose the company to concentration of credit risk consist primarily of trade accounts receivable. The company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information.


2.  Capital assets


Machinery and equipment                                   $ 1,628,289
Furniture and fixtures                                        155,013
Leasehold improvements                                        262,422
Computer hardware                                             260,282
Computer software                                              39,977
                                                            ---------
                                                            2,345,983
Less:  Accumulated amortization                             1,658,253
                                                            ---------
Net                                                           687,730
                                                            =========


3.  Bank security

Any bank borrowings are secured by a hypothec on moveable property, inventories and receivables.

Lirpaco Inc. and Subsidiary

Notes to the Consolidated Financial Statements

July 31, 1997



4.  Long-term debt



Bank  loan  payable,  bearing  interest  at prime  plus .5%, secured by a moveable hypothec on equipment, inventories and receivables,  repayable in 3 monthly  instalments of $3,981,
24 monthly  instalments of $4,705, 18 monthly instalments of
$5,429 and a final  payment of $485,  plus interest , due in
2001                                                             223,070

Amount due under  conditional  sales  contract for equipment with a net book  value of  $48,994,  repayable  in 3 monthly
blended   instalments  of  $2,534  and  27  monthly  blended
instalments  of $2,675 at an  interest  rate of 10%,  due in
1999                                                             70,323
                                                                 -------
                                                                 293,393
Current portion                                                   80,079
                                                                 -------
                                                                 213,314

Principal repayments are due as follows:


1998                                               $  80,079
1999                                                  85,410
2000                                                  78,570
2001                                                  49,334
                                                      ------
                                                     293,393
                                                     =======

5.  Share capital

Authorized

An unlimited number of no par value shares

Class "A" common shares, voting

Class "B" common shares, non-voting

Class "C" preferred shares, non-cumulative, non-participating, redeemable at amount paid, voting


                                                     continued

Lirpaco Inc. and Subsidiary

Notes to the Consolidated Financial Statements

July 31, 1997


5.  Share capital  (cont'd.)

Class  "D"  preferred  shares,   non-cumulative,   redeemable  at  amount  paid,
non-participating, non-voting

Class  "E"  preferred  shares,   non-cumulative,   redeemable  at  amount  paid,
non-participating, voting

Class  "F"  preferred  shares,   non-cumulative,   redeemable  at  amount  paid,
non-participating, non-voting

Issued


      100    Class "A" common shares                $    102
  417,082    Class "E" preferred shares                  102
  166,566    Class "F" preferred shares              170,104
                                                     -------
                                                     170,308
                                                     =======


6.  Commitments and contingencies

a) The company leases office premises, warehouse space and a portion of its machinery and equipment under operating leases expiring at varying dates through 2001. At July 31, 1997, the minimum annual rental commitment under existing agreements, excluding an escalation clause covering increases in property taxes and operating expenses, is as follows: $

       1998                                                 416,287
       1999                                                 299,020
       2000                                                 162,077
       2001                                                  84,933
       Thereafter                                            11,081

b) In August 1997, the company entered into an agreement to purchase machinery and equipment in the amount of $180,000.

c) The company is involved in a legal action arising in the ordinary course of business. Management does not believe that the outcome of this action will have a material effect on the company's financial position or results of' operations.

                                     Lirpaco Inc. and Subsidiary

                              Notes to the Consolidated Financial Statements

                                           July 31, 1997


7.  Subsequent event

The company and its shareholders entered into an agreement with Vestcom International, Inc. providing for the acquisition of the company by Vestcom International, Inc. after the close of business on July 31, 1997.



8.  Comparative figures

Comparative figures have not been presented as financial statements have not been prepared for the seven month period ended July 31, 1996.